UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-2

SERVICESOURCE INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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634 Second Street

San Francisco, California 94107

(415) 901-6030

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

TO STOCKHOLDERS OF SERVICESOURCE INTERNATIONAL, INC.:

NOTICE IS HEREBY GIVEN that the 2015 annual meeting of stockholders of ServiceSource International, Inc., a Delaware corporation, will be held on Thursday, May 28, 2015 at 9:00 a.m., Pacific Time, at our corporate headquarters located at 634 Second Street, San Francisco, CA 94107, for the following purposes:

1.

Elect the three nominees for Class I director named in this proxy statement to the board of directors to hold office until our 2018 annual meeting of stockholders or until their respective successors are duly elected and qualified;

2.	Vote, on an advisory basis, to approve the compensation of the named executive officers for the year ended December 31, 2014, as set forth in this proxy statement;

3.

Ratify the selection by the audit committee of our board of directors of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

4.	To transact any and all other business that may properly come before the meeting or at any and all adjournments or postponements of the meeting.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. We are not aware of any other business to come before the meeting at this time.

The meeting will begin promptly at 9:00 a.m., Pacific Time. Only stockholders of record at the close of business on April 10, 2015, or their valid proxies, are entitled to attend and vote at the meeting and any and all adjournments or postponements of the meeting. If you are not a stockholder of record but hold shares in “street name” through a broker, bank, trustee or nominee, you will need to provide proof of beneficial ownership as of the record date, such as your most recent account statement prior to April 10, 2015, a copy of the voting instruction card provided by your broker, bank, trustee or nominee, or similar evidence of ownership to attend the meeting.

A complete list of the stockholders entitled to vote at the meeting will be available and open to the examination of any stockholder for any purpose germane to the meeting for a period of at least 10 days prior to the meeting during normal business hours at our corporate headquarters.

Your vote is important. Whether or not you plan to attend the annual meeting, we encourage you to read the proxy statement and submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions in the section entitled “Information about the Proxy Materials and Annual Meeting” beginning on page 1 of the accompanying proxy statement.

By order of the Board of Directors

/s/ Christopher M. Carrington

Christopher M. Carrington

Chief Executive Officer

San Francisco, California

April 24, 2015

This notice of our annual meeting of stockholders and proxy statement and proxy card are being distributed and made available on or about April 24, 2015.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. PLEASE NOTE THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

PROXY STATEMENT

FOR 2015 ANNUAL MEETING OF STOCKHOLDERS

-i-

RELATED PERSON TRANSACTIONS AND SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	46
Related Person Transactions	46
Policy Concerning Audit Committee Approval of Related Person Transactions	49
Section 16(a) Beneficial Ownership Reporting Compliance	49
SECURITY OWNERSHIP	50
OTHER MATTERS	53

-ii-

SERVICESOURCE INTERNATIONAL, INC.

634 Second Street

San Francisco, California 94107

(415) 901-6030

PROXY STATEMENT

For the Annual Meeting of Stockholders

To Be Held May 28, 2015

INFORMATION ABOUT THE PROXY MATERIALS AND ANNUAL MEETING

Proxy

A proxy is your legal designation of another person to vote the stock you own. The person you designate is your “proxy,” and you give the proxy authority to vote your shares by submitting the enclosed proxy card or, if available, voting by telephone or over the Internet. We have designated our Chief Executive Officer, Christopher M. Carrington, our Chief Financial Officer, Robert Pinkerton, and our General Counsel, Matthew L. Goldberg, to serve as proxies for the annual meeting.

Proxy Materials

We are providing these proxy materials in connection with the solicitation by our board of directors of proxies to be voted at our 2015 annual meeting of stockholders, which will take place on Thursday, May 28, 2015 at 9:00 a.m., Pacific Time, at our corporate headquarters located at 634 Second Street, San Francisco, CA 94107. As a stockholder, you are invited to attend the annual meeting and are requested to vote on the items of business described in this proxy statement.

The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of our directors and most highly paid executive officers, our corporate governance policies, information on our board of directors and certain other required corporate information.

This proxy statement and the accompanying proxy card, notice of annual meeting and voting instructions are being distributed and made available on or about April 24, 2015 to all stockholders of record entitled to vote at the annual meeting.

Electronic Access to the Proxy Materials

The notice of annual meeting, proxy statement, and annual report are available on our website by visiting http://ir.servicesource.com/.

Voting of Shares

Each share of our common stock issued and outstanding as of the close of business on April 10, 2015, the record date for the 2015 annual meeting of stockholders, is entitled to vote on all items being considered at the 2015 annual meeting. You may vote all shares owned by you as of the record date, including (i) shares held directly in your name as the stockholder of record and (ii) shares held for you as the beneficial owner in street name through a broker, bank, or other nominee. On the record date, we had 85,096,729 shares of common stock issued and outstanding.

For all matters described in this proxy statement for which your vote is being solicited, each holder of shares of common stock is entitled to one vote for each share of common stock held by such holder as of the record date.

Stockholder of Record and Beneficial Owners in Street Name

Many of our stockholders hold their shares as a beneficial owner in street name through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered with respect to those shares the stockholder of record and these proxy materials were sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to our designated proxies or to vote in person at the annual meeting. We have enclosed a proxy card for you to use with the printed proxy materials delivered to you. You may also vote on the Internet or by telephone.

Beneficial Owner

If your shares are held in an account at a brokerage firm, bank, or other similar organization, you are considered the beneficial owner of shares held in street name, and the notice of annual meeting, proxy statement and annual report were forwarded to you by that organization. As the beneficial owner, you have the right to direct your broker, bank, or other nominee how to vote your shares, and you are also invited to attend the annual meeting.

Since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the annual meeting unless you obtain a legal proxy from the broker, bank, trustee, or nominee that holds your shares giving you the right to vote the shares at the meeting. If you are a beneficial owner and do not wish to vote in person or you will not be attending the annual meeting, you may vote by following the instructions provided by your broker or other nominee.

ServiceSource’s Transfer Agent

Contact our transfer agent by writing Wells Fargo Shareowner Services, 1110 Centre Pointe Curve, Mendota Heights, MN 55120, or by telephoning (800) 468-9716.

Attending and Voting at the Annual Meeting

You are entitled to attend the annual meeting only if you were a stockholder as of the record date or you hold a valid proxy for the annual meeting. If you are not a stockholder of record but hold shares as a beneficial owner in street name, you should provide proof of beneficial ownership as of the record date, such as your most recent account statement prior to April 10, 2015, together with a copy of the voting instruction card provided by your broker, bank, or nominee, or other similar evidence of ownership.

If you do not comply with the procedures outlined above, you may not be admitted to the annual meeting.

Please let us know if you plan to attend the meeting by marking the appropriate box on the proxy card or, if you vote by telephone or Internet, by indicating your plans when prompted.

Note that we do not expect to webcast the annual meeting.

Shares held in your name as the stockholder of record may be voted by you in person at the annual meeting. Shares held beneficially in street name may be voted by you in person at the annual meeting only if you obtain a legal proxy from the broker, bank, or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the annual meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

Voting without Attending the Annual Meeting

By mail

Complete, sign and date the enclosed proxy card or voting instruction card and return it in the return envelope provided (which is postage prepaid if mailed in the United States). If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by your proxy card in favor of the recommendations of our board of directors.

If you are a stockholder of record and the prepaid envelope is missing, please mail your completed proxy card to ServiceSource International, Inc., Attention: Corporate Secretary, 634 Second Street, San Francisco, California 94107.

If you are a beneficial owner of shares, you should have received a proxy card and voting instructions with these proxy materials from your broker, bank or other nominee holder of record. Simply complete and mail the proxy card provided to the address provided by your broker, bank or other nominee holder of record.

You may still attend the annual meeting in person even if you have already voted by proxy.

By telephone or on the Internet

If you are a stockholder of record, you may vote by following the telephone or Internet voting instructions on your proxy card.

If you are a beneficial owner of shares, your broker, bank or other holder of record may make telephone or Internet voting available to you. The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other nominee holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive.

Voter Confidentiality

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within ServiceSource or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

Changing Votes and Revoking Proxies

You may change your vote at any time prior to the taking of the vote at the annual meeting. If you are the stockholder of record, you may change your vote by (i) granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method), (ii) providing a written notice of revocation to our corporate secretary at ServiceSource International, Inc., Attention: Corporate Secretary, 634 Second Street, San Francisco, California 94107, prior to your shares being voted, or (iii) attending the annual meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, bank, or nominee following the instructions they provided or, if you have obtained a legal proxy from your broker, bank, or nominee giving you the right to vote your shares, by attending the annual meeting and voting in person.

List of Stockholders Entitled to Vote at the Annual Meeting

The names of stockholders of record entitled to vote at the annual meeting will be available at the annual meeting and for 10 days prior to the meeting for any purpose germane to the meeting, between the hours of 9:00 a.m. and 4:30 p.m., at our corporate headquarters at 634 Second Street, San Francisco, California 94107, by contacting our corporate secretary.

Quorum Requirements for Conducting Business at the Annual Meeting

The quorum requirement for holding the annual meeting and transacting business is that holders of a majority of the issued and outstanding shares of common stock be present in person or represented by proxy. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a broker, bank or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner. If there is no quorum, a majority of the votes present at the annual meeting may adjourn the meeting to another date.

Board of Directors Recommendations for Your Vote

Our board of directors recommends that you vote your shares:

•	“FOR” each of the three nominees for Class I director named in this proxy statement.

•	“FOR” on an advisory basis, approval of the compensation of our named executive officers for the year ended December 31, 2014.

•	“FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2015 fiscal year.

Voting Requirement to Approve Each of the Proposals

Proposal	Vote Required	Discretionary Broker Voting Allowed?
Election of Class I directors	Plurality of the shares	No

Advisory Vote to Approve Executive Compensation	Majority of the shares present, represented and entitled to vote at the meeting	No

Ratification of PricewaterhouseCoopers LLP	Majority of the shares present, represented and entitled to vote at the meeting	Yes

If you are a beneficial owner, your broker, bank or other nominee holder of record is permitted to vote your shares on the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm, even if the record holder does not receive voting instructions from you. Your broker, bank or other nominee holder of record does not have discretionary authority to vote on the other two proposals without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on this matter. Accordingly, if you are a beneficial owner, it is particularly important that you provide your instructions for voting your shares on the election of directors and the two advisory compensation proposals to your broker, bank or other nominee holder of record.

Election of Class I Directors

The nominees receiving the highest number of affirmative “FOR” votes will be elected as Class I directors. You may vote “FOR” or “WITHHOLD” for each director nominee. A properly executed proxy marked “WITHHOLD” with respect to the election of a Class I director will not be voted with respect to such director although it will be counted for purposes of determining whether there is a quorum. Abstentions and broker non-votes will not affect the outcome of the election of directors.

In addition, you may not cumulate your votes for the election of directors.

Advisory Vote on Executive Compensation

The affirmative “FOR” vote of a majority of the shares present, represented and entitled to vote on the proposal is required to approve, on an advisory basis, the compensation awarded to our named executive officers for the year ended December 31, 2014. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against the proposal. Broker non-votes are not deemed to be votes cast, are not included in the tabulation of voting results on this proposal, and will not affect the outcome of voting on this proposal.

Ratification of PricewaterhouseCoopers LLP

The affirmative “FOR” vote of a majority of the shares present, represented and entitled to vote on the proposal is required to ratify the selection by our audit committee of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against the proposal. Broker non-votes are not deemed to be votes cast, are not included in the tabulation of voting results on this proposal, and will not affect the outcome of voting on this proposal.

Additional Matters Presented at the Annual Meeting

Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, Christopher M. Carrington, Robert Pinkerton and Matthew L. Goldberg, or any of them, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.

If for any reason any of the nominees is not available as a candidate for director at the annual meeting, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the board of directors.

Inspector of Elections

A representative of Wells Fargo Shareowner Services will tabulate the votes and act as inspector of elections.

Costs of Soliciting Votes

We are soliciting proxies and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We may also reimburse brokerage firms, banks and other nominee holders of record for the cost of forwarding proxy materials to beneficial owners. In the past we have hired Georgeson Inc. to assist in solicitation of proxies, and we may elect to do so again this year on an as needed basis. If we do engage Georgeson Inc., we will pay them a customary fee consistent with the amounts we have paid in prior years for its services and for reimbursement of out-of-pocket expenses.

Publication of Voting Results

We will announce preliminary voting results at the annual meeting. We will also disclose voting results on a Current Report on Form 8-K filed with the SEC within four business days after the annual meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K, we will file a Current Report on Form 8-K to publish preliminary results and, within four business days after final results are known, file an additional Current Report on Form 8-K to publish the final results.

Householding of Proxy Material

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single copy of our notice of annual meeting, proxy statement and annual report, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate notice of annual meeting, proxy statement and annual report, please direct your written request to:

ServiceSource International, Inc.

Attention: Investor Relations

634 Second Street

San Francisco, California 94107

Stockholders who hold shares in street name should contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

Deadline for Stockholder Proposals and Stockholder Nominees for Director for Next Year

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our corporate secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2016 annual meeting of stockholders, our corporate secretary must receive the written proposal at our principal executive offices no later than December 24, 2015. However, if we hold our 2016 annual meeting of stockholders more than 30 days before or 60 days after the one-year anniversary date of the 2015 annual meeting, we will disclose the new deadline by which stockholders proposals must be received in our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably calculated to inform stockholders. In addition, stockholder proposals must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934. Proposals should be addressed to:

ServiceSource International, Inc.

Attn: Corporate Secretary

634 Second Street

San Francisco, California 94107

Fax: 415-962-3230

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders, but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is:

•	specified in our proxy materials with respect to such meeting,

•	otherwise properly brought before the meeting by or at the direction of our board of directors, or

•

properly brought before the meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our corporate secretary, which notice must contain the information specified in our bylaws.

To be timely for our 2016 annual meeting of stockholders, our corporate secretary must receive the written notice at our principal executive offices:

•	not earlier than December 24, 2015 and

•	not later than the close of business on January 25, 2016.

In the event that we hold our 2016 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary date of the 2015 annual meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting, or

•	the 10th day following the day on which public announcement of the date of such meeting is first made

If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we are not required to present the proposal for a vote at such meeting.

Director Candidate Recommendations

You may recommend director candidates for consideration by our Nominating and Corporate Governance Committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors, and should be directed to the corporate secretary of ServiceSource at the address set forth above. For additional information regarding stockholder recommendations for director candidates and our related requirements, see “Corporate Governance and Board Committees—Process for Recommending Candidates to the Board of Directors.”

Director Candidate Nominations

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our corporate secretary in accordance with our bylaws, which, in general, require that the notice be received by our corporate secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement.

Availability of Bylaws

Our Bylaws have been publicly filed with the SEC and can also be found on our website at www.servicesource.com in the Corporate Governance section of our investor relations webpage. You may also contact our corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

Code of Business Conduct and Ethics

We are committed to the highest standards of integrity and ethics in the way we conduct our business. Accordingly, we adopted a Code of Business Conduct and Ethics that applies to our board of directors, officers and employees, including our chief executive officer, chief financial officer and other principal executive and senior financial officers. Our Code of Business Conduct and Ethics establishes our policies and expectations with respect to a wide range of business conduct, including preparation and maintenance of financial and accounting information, compliance with laws and conflicts of interest.

Under our Code of Business Conduct and Ethics, each of our employees, officers and directors is required to report suspected or actual violations to the extent permitted by law. In addition, we have adopted separate procedures concerning the receipt and investigation of complaints relating to accounting or audit matters. These procedures have been adopted and are administered by our audit committee.

Our Code of Business Conduct and Ethics is available on our website at www.servicesource.com in the Corporate Governance section of our investor relations webpage. We will disclose on our website any amendments to the Code of Business Conduct and Ethics, as well as any waivers of the Code of Business Conduct and Ethics, that are required to be disclosed by the rules of the SEC or The NASDAQ Stock Market LLC (“NASDAQ”).

Role and Composition of the Board

Our board of directors is currently composed of ten members. Our bylaws permit our board of directors to establish by resolution the authorized number of directors, and ten directors are currently authorized.

Our certificate of incorporation and bylaws provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms, as follows:

•	the Class I directors are Robert G. Ashe, Bruce W. Dunlevie and Barry D. Reynolds, whose terms expire at the annual meeting of stockholders to be held in 2015, and who are up for reelection;

•	the Class II directors are Richard J. Campione, James C. Madden and Thomas F. Mendoza, whose terms expire at the annual meeting of stockholders to be held in 2016; and

•	the Class III directors are Rishi Bajaj, Steven M. Cakebread, Christopher M. Carrington and Michael A. Smerklo, whose terms expire at the annual meeting of stockholders to be held in 2017.

Upon expiration of the term of a class of directors, directors for that class will be up for election for three-year terms at the annual meeting of stockholders in the year in which that term expires. Each director’s term continues until the election and qualification of his successor, or his earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

Our board of directors is responsible for, among other things, overseeing the conduct of our business, reviewing and, where appropriate, approving our long-term strategic, financial and organizational goals and plans, and reviewing the performance of our chief executive officer and other members of senior management.

Board Leadership Structure

Our board of directors has approved the current separation of the roles of chairman of the board and chief executive officer. While Mr. Smerklo previously served as our chief executive officer concurrently with his role as chairman, our board of directors changed its view on board leadership structure with the hiring of

Mr. Carrington, our new chief executive officer, and has determined that, given the attention, time, effort, and energy that the chief executive officer is required to dedicate to his position, and the high level of commitment required to serve as our chairman, a separate leadership structure is more appropriate for the Company. Accordingly, although the chairman works closely with the chief executive officer and other members of our management, the chairman is not part of management and does not have an operating or external role or responsibility.

Lead Director: Roles and Responsibilities

Bruce Dunlevie is our lead independent director. As the lead independent director, Mr. Dunlevie is responsible for helping to set the agendas for board meetings, coordinating the activities of the independent directors and presiding over board meetings if the chairman is absent. In addition, the lead independent director presides over executive sessions without the presence of the non-independent directors or members of the Company’s management from time to time as deemed necessary or appropriate. The lead independent Director also has the authority to call meetings of the independent directors and is available for consultation or direct communication. The role given to the lead independent director helps ensure a strong, independent and active board of directors.

Board’s Role in Risk Oversight

Our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. Our senior management is responsible for assessing and managing our risks on a day-to-day basis. Our audit committee oversees and reviews with management our policies with respect to risk assessment and risk management and our significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures, and our compensation committee oversees risk related to compensation policies. Our nominating and governance committee also reviews and recommends corporate governance policies and practices to reduce the risk of wrongdoing and to promote good corporate governance. Each of our committees reports to the full board of directors with respect to these matters, among others.

In connection with its oversight of compensation-related risks, our compensation committee has reviewed an assessment by management of our compensation programs and practices for its employees, including its executive and non-executive programs and practices. In its review, the compensation committee evaluated whether our policies and programs encourage unnecessary or excessive risk-taking and controls, and how such policies and programs are structured with respect to risks and rewards, as well as controls designed to mitigate any risks. As a result of this review, the compensation committee determined any risks that may result from our compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on us.

At periodic meetings of the board and its committees and in other meetings and discussions, management reports to and seeks guidance from the board and its committees with respect to the most significant risks that could affect our business, such as legal risks and financial, tax and audit related risks. In addition, among other matters, management provides our audit committee periodic reports on our compliance programs and efforts and investment policy and practices.

Director Independence

Under the rules of NASDAQ, independent directors must constitute a majority of a listed company’s board of directors. In addition, the rules of NASDAQ require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Under the rules of NASDAQ, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries, or be an affiliated person of the listed company or any of its subsidiaries.

Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our board of directors has determined that none of the following non-employee directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of NASDAQ: Messrs. Ashe, Bajaj, Cakebread, Dunlevie, Madden, Mendoza and Reynolds. Our board of directors also determined that Messrs. Ashe, Cakebread and Reynolds, who compose our audit committee, Messrs. Bajaj, Madden and Mendoza, who compose our compensation committee, and Messrs. Ashe, Madden, Mendoza and Reynolds, who compose our nominating and corporate governance committee, satisfy the independence standards for those committees established by the applicable rules and regulations of the SEC and NASDAQ. In making these determinations, our board of directors considered the relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Committees

Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and primary responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit Committee. Our audit committee consists of Messrs. Ashe, Cakebread and Reynolds, each of whom is a non-employee director. All members of our audit committee meet the requirements for financial literacy established by the applicable rules and regulations of the SEC and NASDAQ. Mr. Cakebread is the chairperson of our audit committee, is our audit committee financial expert, as defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002, and possesses financial sophistication as defined under the rules of NASDAQ. Our audit committee oversees our corporate accounting and financial reporting process and is responsible for, among other things:

•	evaluating our independent registered public accounting firm’s qualifications, independence and performance and approving the audit and non-audit services performed by our independent auditors;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•

discussing the scope and results of the audit with the independent registered public accounting firm and reviewing our interim and year-end operating results with management and the independent auditors;

•	preparing the audit committee report that the SEC requires in our annual proxy statement; and

•	reviewing annually the audit committee charter and the committee’s performance.

Our audit committee held eight meetings during 2014. Our audit committee operates under a written charter approved by our board of directors. The charter is available on our website at www.servicesource.com in the Corporate Governance section of our investor relations webpage.

The Audit Committee Report is included later in this proxy statement.

Compensation Committee. Our compensation committee consists of Messrs. Bajaj, Madden and Mendoza, each of whom is a non-employee director. Mr. Madden is the chairperson of our compensation committee. All of the members of our compensation committee meet the definition of outside directors under Section 162(m) of the Internal Revenue Code of 1986, as amended. Our compensation committee reviews and recommends policies relating to the compensation and benefits of our officers and employees and is responsible for, among other things:

•	overseeing our compensation policies, plans and benefit programs, including the approval of stock grants;

•

reviewing and approving for our executive officers: the annual base salary, the annual incentive bonus, including the specific goals and amount, equity compensation, employment agreements, severance arrangements and change in control arrangements and any other benefits, compensation or arrangements;

•	preparing the compensation committee report that the SEC requires to be included in our annual proxy statement;

•	administering, reviewing and making recommendations with respect to our equity compensation plans; and

•	reviewing annually the compensation committee charter and the committee’s performance.

See “Compensation of Non-Employee Directors” and “Executive Compensation” for a description of our processes and procedures for the consideration and determination of executive and director compensation.

Our compensation committee held twelve meetings during 2014. Our compensation committee operates under a written charter approved by the board of directors. The charter is available on our website at www.servicesource.com in the Corporate Governance section of our investor relations webpage.

The Compensation Committee Report is included later in this proxy statement.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee consists of Messrs. Ashe, Madden, Mendoza and Reynolds. Mr. Reynolds is the chairperson of our nominating and corporate governance committee. Our nominating and corporate governance committee oversees and assists our board of directors in reviewing and recommending nominees for election as directors and is responsible for, among other things:

•	evaluating and making recommendations regarding the organization and governance of our board of directors and its committees;

•	establishing procedures for the submission of candidates for election to our board (including recommendations by stockholders of the Company);

•	establishing procedures for identifying and evaluating nominees for director;

•	creating a succession plan in the event of key executive departures;

•	assessing the performance of members of our board of directors and making recommendations regarding committee and chair assignments;

•	recommending desired qualifications for board membership and conducting searches for potential board members; and

•	reviewing and making recommendations with regard to our corporate governance guidelines.

Our nominating and corporate governance committee will consider recommendations of candidates for the board of directors submitted by our stockholders as described under “Process for Recommending Candidates to the Board of Directors” below.

Our nominating and corporate governance committee held two meetings during 2014. Our nominating and corporate governance committee operates under a written charter approved by the board of directors. The charter is available on our website at www.servicesource.com in the Corporate Governance section of our investor relations webpage.

2014 Board Meetings

During 2014, our board of directors held twelve meetings. Each of our directors attended or participated in 75% or more of the meetings of the board of directors and 75% or more of the meetings held by all committees of the board of directors on which he served during the past year.

Executive Sessions of Independent Directors

Independent members of our board of directors convene executive sessions without the presence of our non-independent director or members of the Company’s management from time to time as deemed necessary or appropriate. Messrs. Carrington, Campione and Smerklo do not participate in such sessions.

Compensation Committee Interlocks and Insider Participation

Messrs. Cakebread, Madden and Mendoza served as members of our compensation committee during 2014 and Mr. Bajaj replaced Mr. Cakebread on the committee in 2015. None of the members of our compensation committee is, or was during 2014, an officer or employee of ours. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Considerations in Identifying and Evaluating Director Nominees

In its evaluation of director candidates, including the members of the board of directors eligible for re-election, our committee will consider the following:

•	the current size and composition of our board of directors and the needs of the board and its respective committees;

•

factors such as character, integrity, judgment, diversity, age, independence, skills, education, expertise, business acumen, business experience, length of service, understanding of our business and other commitments and the like, without assigning any particular weighting or priority to any of these factors; and

•	other factors that our committee may consider appropriate.

Our committee requires the following minimum qualifications to be satisfied by any nominee for a position on the board:

•	the highest personal and professional ethics and integrity;

•	proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment;

•	skills that are complementary to those of the existing board;

•	the ability to assist and support management and make significant contributions to our success; and

•	an understanding of the fiduciary responsibilities that are required of a member of the board and the commitment of time and energy necessary to diligently carry out those responsibilities.

If our committee determines that an additional or replacement director is required, the committee may take such measures as it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, board or management.

Process for Recommending Candidates to the Board of Directors

Our nominating and corporate governance committee is responsible for, among other things, determining the criteria for membership to our board of directors and recommending candidates for election to the board of directors.

Our nominating and corporate governance committee has established Policies and Procedures for Director Candidates, which includes the policy of considering any individual recommended as a prospective director nominee by a stockholder holding no less than 4% of the outstanding shares of common stock continuously for at least 12 months prior to the date of the submission of the recommendation. The committee will consider candidates recommended by such stockholders in the same manner as candidates recommended to the committee from other sources.

Stockholder recommendations for candidates to the board of directors must be directed in writing to ServiceSource International, Inc., Attention: Corporate Secretary, 634 Second Street, San Francisco, California 94107, and must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and us, and evidence of the recommending stockholder’s ownership of our stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for board membership, including issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and personal references.

Director Attendance at Annual Meetings

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, directors to attend. The 2014 Annual Meeting of Stockholders was attended by the following members of our Board of Directors: Mr. Smerklo.

Communications with the Board of Directors

Stockholders who wish to communicate with our board are welcome to do so either in writing, at the following address: ServiceSource International, Inc., Attention: Corporate Secretary, 634 Second Street, San Francisco, California 94107, or online at www.servicesource.com and clicking through “Company,” “Investor Relations,” “Corporate Governance” and “Contact the Board.” Communications are distributed to our board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Compensation Policy

In February 2011, our board of directors approved an outside director compensation policy that applies to all of our non-employee directors, which became effective upon the completion of our initial public offering. This policy provides that each such non-employee director will receive the following compensation for board services:

•	an annual cash retainer of $20,000 for board service;

•

an annual cash retainer for serving as the chairman of the audit committee of $25,000, for serving as chairman of the compensation committee of $25,000 and for serving as chairman of the nominating and corporate governance committee of $10,000;

•

an annual cash retainer for serving as a member of the audit committee of $17,500, for serving as a member of the compensation committee of $17,500 and for serving as a member of the nominating and corporate governance committee of $7,500; and

•	upon first joining the board of directors, an automatic initial stock option grant for the purchase of 75,000 shares of common stock.

An initial stock option grant will vest as to one-quarter of the shares on the one-year anniversary of the grant date and monthly thereafter so that the option is fully vested four years after the grant date, subject to continued service as a director through each such date.

Effective as of May 2014, in lieu of the above mentioned option grant for 75,000 shares, upon first joining the board of directors, each independent director is eligible to receive an initial restricted stock unit grant at a value of $350,000, with a three-year annual vesting schedule, plus ongoing annual grants at a value of $135,000, with a one-year vesting schedule. The number of shares subject to these grants is based on the 90-day average price prior to the Board member’s appointment or the annual shareholder meeting, as applicable. Pursuant to this policy, in June 2014, we granted 19,980 restricted stock units to each of Messrs. Ashe, Cakebread, Madden, Mendoza and Reynolds, certain of our non-employee directors, under our 2011 Equity Incentive Plan.

In addition, we reimburse non-employee directors for travel, lodging and other reasonable expenses incurred in connection with their attendance at board or committee meetings.

The 2011 Equity Incentive Plan provides that in the event we merge with or into another corporation or undergo a change in control, as defined in the 2011 Equity Incentive Plan, the successor corporation or its parent or subsidiary will assume or substitute an equivalent award for each outstanding award under the 2011 Equity Incentive Plan. If there is no assumption or substitution of outstanding options, then such options will become fully vested and exercisable. In addition, the administrator will notify participants in writing or electronically that options under the 2011 Equity Incentive Plan will be exercisable for a period of time determined by the administrator, and will terminate upon expiration of such period to the extent unexercised.

Mr. Bajaj has agreed not to take any compensation for his service on our board of directors, but will be entitled to customary reimbursement for out-of-pocket expenses incurred attending meetings of the board.

2014 Director Compensation

The following table sets forth information regarding compensation paid or accrued for services rendered to us by our non-employee directors during the year ended December 31, 2014.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Robert G. Ashe	$43,542	$93,107	$136,649
Rishi Bajaj	—	—	—
Steven M. Cakebread	$62,500	$93,107	$155,607
Bruce W. Dunlevie	$20,000	—	$20,000
James C. Madden	$50,833	$93,107	$143,940
Thomas F. Mendoza	$43,542	$93,107	$136,649
Barry D. Reynolds	$47,292	$93,107	$140,399

(1)

The amount in this column reflects the grant date fair value of the award computed in accordance with FASB ASC Topic 718. The amount does not necessarily correspond to the actual value recognized by the non-employee director. The assumptions used in the valuation of this award are consistent with the valuation methodologies specified in the notes to our consolidated financial statement included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. These amounts are represented by grants of restricted stock units made on June 5, 2014, all of which vest on May 29, 2015.

The aggregate number of shares subject to stock options outstanding and restricted stock units at December 31, 2014 for each non-employee director was as follows:

Name	Aggregate Number of Stock Options Outstanding as of December 31, 2014		Aggregate Number of Stock Awards Outstanding as of December 31, 2014
Robert G. Ashe	75,000	(1)	19,980
Rishi Bajaj	—		—
Steven M. Cakebread	284,147	(2)	19,980
Bruce W. Dunlevie	—		—
James C. Madden	249,000	(2)	19,980
Thomas F. Mendoza	—		24,980
Barry D. Reynolds	—		19,980

(1)	32,812 shares subject to Mr. Ashe’s outstanding options are vested, and 42,188 are unvested.
(2)	All shares subject to outstanding options are vested.

PROPOSAL NUMBER 1

ELECTION OF CLASS I DIRECTORS

Board Structure

Our board of directors is currently composed of ten members. Our certificate of incorporation and bylaws provide that the number of our directors shall be one or more members, as determined from time to time by resolution of our board of directors.

Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class of directors whose terms are then expiring. The terms of the directors will expire upon the election and qualification of successor directors at the annual meetings of stockholders to be held during the years 2015 for the Class I directors (who are up for reelection at the 2015 annual meeting), 2016 for the Class II directors and 2017 for the Class III directors.

Information Regarding Nominees for Class I Directors

At the 2015 annual meeting, three Class I directors will be elected to the board of directors by the holders of common stock. Our nominating and corporate governance committee recommended, and our board of directors nominated, Robert G. Ashe, Bruce W. Dunlevie and Barry D. Reynolds as nominees for election as Class I directors at the 2015 annual meeting. Biographical information about each nominee is provided below. A discussion of the qualifications attributes and skills of each nominee that led our board of directors and our nominating and corporate governance committee to the conclusion that he should continue to serve as a director has been added following each nominee’s biography.

Messrs. Ashe, Dunlevie and Reynolds have agreed to serve if elected, and management has no reason to believe that either nominee will be unavailable to serve. In the event one of the nominees is unable or declines to serve as a director at the time of the 2015 annual meeting, proxies will be voted for any nominee who may be proposed by the nominating and corporate governance committee and designated by the present board of directors to fill the vacancy.

The following table sets forth the names, ages and positions of our director nominees as of April 1, 2015:

Name of Class I Nominees	Age	Position
Robert G. Ashe(1)	56	Director
Bruce W. Dunlevie	58	Director
Barry D. Reynolds(2)	53	Director

(1)	Member of the audit committee; member of the nominating and corporate governance committee.
(2)	Chair of the nominating and corporate governance committee; member of the audit committee.

Robert G. Ashe has served as a member of our board of directors since March 2013. Mr. Ashe was most recently General Manager of Business Analytics at IBM, a position from which he retired in January 2012. Mr. Ashe worked at IBM from 2008 until his retirement. Prior to that, from 2004 to 2008, Mr. Ashe was President, Chief Executive Officer and Director of Cognos, a business intelligence and performance management company. He worked at Cognos from 1984 until 2008 when Cognos was acquired by IBM, holding various executive positions, including Chief Financial Officer. He is a member of the board of MSCI Inc., a provider of investment decision support tools. Mr. Ashe is also a member of the board of Halogen Software Inc., a human capital management company. Mr. Ashe also serves as a member of the board of Shopify Inc., an eCommerce company. Mr. Ashe is also a Chartered Accountant in Canada. We believe that Mr. Ashe is qualified to serve on our board of directors. He is an industry veteran with extensive experience in the technology sector and has intimate knowledge of how to grow innovative and market-leading businesses. Mr. Ashe also brings valuable operational expertise as the former chief executive officer of a successful technology company.

Bruce W. Dunlevie has served as a member of our board of directors since December 2004. Since May 1995, Mr. Dunlevie has been a General Partner of Benchmark Capital, a venture capital firm. He currently serves as a member of the board of directors of Marin Software Incorporated, an online advertising management company, and previously served as a member of the board of directors of Rambus Inc., a technology licensing company, from March 1990 to June 2011. We believe that Mr. Dunlevie possesses specific attributes that qualify him to serve as a member of our board of directors. In particular, Mr. Dunlevie is a longstanding member of our board of directors with a deep understanding of our business and our customer base, and he has extensive experience as an investor in technology companies on behalf of Benchmark Capital. Mr. Dunlevie brings the experience of having served on the board of several other technology companies. In addition, his professional network has given us access to numerous prospective customers.

Barry D. Reynolds has served as a member of our board of directors since January 2003. Since January 1998, Mr. Reynolds has been a General Partner of Housatonic Partners, a private equity firm. We believe that Mr. Reynolds possesses specific attributes that qualify him to serve as a member of our board of directors. Mr. Reynolds has served as a member of our board of directors longer than any other non-management director and has a thorough understanding of our business as it has evolved over time. Mr. Reynolds also brings valuable insight as an experienced investor on behalf of his private equity firm, Housatonic Partners, and as a respected business leader.

Information Regarding Directors Not Standing for Re-Election

The following table sets forth the names, ages and positions of our directors not standing for re-election as of April 1, 2015:

Name	Age	Position
Class II Directors (term expires 2016)
Richard J. Campione	51	Director
James C. Madden(2)(3)	53	Director
Thomas F. Mendoza(2)(3)	64	Director

Class III Director (term expires 2017)
Christopher M. Carrington	54	Chief Executive Officer and Director
Rishi Bajaj(2)	35	Director
Steven M. Cakebread(1)	63	Director
Michael A. Smerklo	45	Chairman of the Board

(1)	Chair of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.

Richard J. Campione has served as a member of our board of directors since November 2012. Mr. Campione is currently President and Chief Executive Officer of Findly Inc., an online recruitment platform that provides talent acquisition solutions, a position he began in April 2015. He served as our President, Cloud and Data Services from May 2013 to October 2014 and as an advisor from October 2014 to December 2014. Mr. Campione served as advisor and consultant at Campione Consulting from September 2011 to March 2015, including providing consulting services for us from November 2012 to May 2013. During this time, he also served as the Senior Vice President of Engineering at C3, LLC, an enterprise energy management software company, from January 2012 until March 2012. Prior to that, Mr. Campione was with SAP AG, a provider of software solutions from June 2005 until September 2011, most recently serving as an Executive Vice President. He also serves as a member of the board of directors of several companies, including, since February 2014, Mavenlink, Inc., a provider of cloud-based applications, since 2012, Biome Analytics, Inc., a provider of business software and analytics to health care service providers and since 2011, WinShuttle, LLC, a provider of business software. He also serves as an advisory board member for several private companies. We believe that Mr. Campione is well qualified to serve as a member of our board of directors. He has decades of experience in the technology industry and has strong technical and business experience earned in senior executive positions managing SaaS engineering, operations, marketing and sales organizations for Fortune 500, mid-sized and start-up technology companies. In addition, Mr. Campione specializes in helping companies use software to drive better business results, which brings an invaluable perspective to our business.

James C. Madden has served as a member of our board of directors since January 2007. In January 2012, Mr. Madden co-founded Carrick Capital Partners, LLC, a private equity firm where he serves as Managing Director. Mr. Madden was a General Partner of Accretive, LLC, a private equity firm, from January 2007 to February 2011. He has also served as a member of the board of directors of several companies, including Genpact Limited, a business process and technology management provider, since January 2005, Accolade, Inc., an integrated health care services provider, since January 2007, Axiom Law, a provider of managed services for legal processes, since March 2011 and Mavenlink, Inc., a project management solutions provider, since October 2011. From January 2005 to January 2007, Mr. Madden was a Special Advisor to General Atlantic LLC, a private equity firm. Mr. Madden also served as Chief Executive Officer of Exult, Inc., a provider of outsourced human resource services, from November 1998 to October 2004. We believe that Mr. Madden possesses specific attributes that qualify him to serve as a member of our board of directors. Specifically, as the founder, Chief Executive Officer and Chairman of Exult, Inc., Mr. Madden possesses valuable operational and director experience leading a publicly traded company, and also brings the important perspective of running a company that was an external service provider of key business processes. We believe that perspective complements the technology-oriented background of most of our other board members. Mr. Madden also provides a formidable professional network, which has served us well. We also value Mr. Madden’s perspective as a director of business process and technology management companies.

Thomas F. Mendoza has served as a member of our board of directors since March 2011. Since March 2008, Mr. Mendoza has served as vice chairman of NetApp, Inc., a storage and data management solutions provider. From October 2000 to March 2008, Mr. Mendoza served as president of NetApp, Inc. Prior to March 2000, he served in various capacities at NetApp, Inc., including senior vice president, worldwide sales and marketing, senior vice president, worldwide sales and vice president, North American sales. We believe that Mr. Mendoza has specific attributes that qualify him to serve as a member of our board of directors. In particular, he brings to our board over thirty years of operational experience he gained from holding various executive positions at technology companies, including a publicly traded company. Mr. Mendoza has also served as a director of many other technology companies. We believe that Mr. Mendoza’s strong mix of operational experience and deep understanding of the technology industry adds to our board’s collective level of expertise, skill and qualifications. Mr. Mendoza also brings an important customer prospective to our board of directors as the Vice Chairman of one of our largest customers.

Christopher M. Carrington has served as our Chief Executive Officer since December 2014. Prior to joining us, Mr. Carrington served as Executive Vice President, Global Delivery, at Sykes Enterprises Incorporated, a business process outsourcing services and IT-enabled services company, from September 2012 to June 2014. From July 2006 to September 2012, Mr. Carrington served as President, Chief Executive Officer and a director Alpine Access, Inc., a privately held company, which was acquired by Sykes Enterprises Incorporated in August 2012. We believe that Mr. Carrington possesses specific attributes that qualify him to serve as a member of our board of directors. Specifically, we believe Mr. Carrington is qualified to serve as a member of our board of directors because of his substantial operational and business strategy expertise gained from serving as an executive officer in the technology industry.

Rishi Bajaj has served as a member of our board of directors since November 2014. Mr. Bajaj is a Managing Principal and Portfolio Manager of Altai Capital Management, an asset management firm. Prior to co-founding Altai Capital Management in July 2009, Mr. Bajaj served as Senior Investment Analyst at Silver Point Capital, an asset management firm, from November 2003 to April 2009. We believe Mr. Bajaj is qualified to serve as a member of our board of directors because of his significant corporate finance and business expertise gained from his experience in the asset management industry. We also value his perspective as a representative of one of our largest stockholders.

Steven M. Cakebread has served as a member of our board of directors since January 2010. Since October 2014, Mr. Cakebread has served as Chief Financial Officer of Yext, Inc., an internet service provider. From April 2013 to September 2014, Mr. Cakebread served as Chief Accounting Officer and Chief Financial Officer of D-Wave Systems Inc., a quantum computing company. From March 2010 to December 2012, Mr. Cakebread served as Chief Financial Officer of Pandora Media, Inc., a provider of personalized internet radio and music discovery services. From August 2009 to March 2010, Mr. Cakebread was a Principal with J. Stevens & Co. LLC, a consulting company. From February 2009 to December 2009, Mr. Cakebread served as Senior Vice President, Chief Accounting Officer and Chief Financial Officer of Xactly Corporation, a provider of on-demand sales performance management software. Mr. Cakebread also served as President and Chief Strategy Officer of salesforce.com, inc., a CRM service provider, from March 2008 to February 2009, and as salesforce.com, inc.’s Chief Financial Officer from May 2002 to March 2008. He also serves as a member of the board of directors of Solar Winds, Inc., a provider of information technology management software, since January 2008 and Care.com Inc., an online marketplace for finding and managing family care, and previously served on the board of directors of eHealth, Inc. from June 2006 to June 2012. We believe that Mr. Cakebread possesses specific attributes that qualify him to serve as a member of our board of directors. In particular, Mr. Cakebread has deep experience in the software industry, including software-as-a-service, which gives him a strong expertise on our business model and a valuable understanding of a large segment of our customer base. Mr. Cakebread also possesses financial expertise due to his experience as Chief Financial Officer at several technology companies and his past service as director of other technology firms.

Michael A. Smerklo has served as Chairman of our board of directors since November 2008 and was our Chief Executive Officer from January 2003 until his retirement in August 2014. Mr. Smerklo is Founder of True North Ventures LLC, an investment firm formed in 2008, which is focused on technology and emerging growth businesses. Prior to joining us, Mr. Smerklo served as Director of Business Development at Opsware, Inc., a software company, from 2000 to 2001. From 1998 to 2000, he served as an Associate at Morgan Stanley & Co. LLC, a financial services firm. Mr. Smerklo serves as a director of SPS Commerce, Inc., a provider of on-demand supply chain management solutions. He also serves on the boards of several privately held technology companies. We believe that Mr. Smerklo possesses specific attributes that qualify him to serve as a member of our board of directors. Specifically, as our founder and the longest serving member of our board of directors, Mr. Smerklo possesses a deep understanding of our business as it has evolved over time. We believe Mr. Smerklo is a highly regarded leader in the service revenue management industry and that his operational experience greatly enhances the overall skill set of our board.

Required Vote

Our Class I directors elected to the board of directors will be elected by a plurality of the votes present in person or represented by proxy and entitled to vote on the election of directors. In other words, the two nominees receiving the highest number of “FOR” votes will be elected as directors. Shares represented by executed proxies will be voted, if authority to do so is not expressly withheld (as indicated on the proxy card), for the election of Messrs. Ashe, Dunlevie and Reynolds.

Recommendation

Our board of directors recommends a vote “FOR” the election to the board of directors of each of Robert G. Ashe, Bruce W. Dunlevie and Barry D. Reynolds as a Class I director.

PROPOSAL NUMBER 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by the Dodd-Frank Act, we are asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers.

The say-on-pay vote is advisory, and therefore not binding on us or our compensation committee or board of directors. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which our compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our board of directors and compensation committee value the opinions of our stockholders. To the extent there is any significant vote against the named executive officer compensation disclosed in this proxy statement, we will consider our stockholders’ concerns and our compensation committee will evaluate whether any actions are necessary to address those concerns.

Compensation Philosophy and Programs

Our executive compensation programs are designed to attract, retain and motivate top-level executive talent and to provide compensation levels and structures that are both fiscally responsible and competitive within our industry and geography. Through our compensation programs, we strive to create a culture in which executive compensation aligns with our pay-for performance business model by rewarding our executives for results that benefit us, our customers and our stockholders. In line with our overall pay-for-performance philosophy, our practice has been to make a significant portion of an executive’s total compensation performance-based, so that the executive will be rewarded through bonuses and equity if we perform well in the near term and over time. Please refer to the “Executive Compensation—Compensation Discussion and Analysis” section for a detailed discussion of out executive compensation practices and philosophy.

Our board of directors believes that our current executive compensation program has been effective at linking executive compensation to our performance and aligning the interests of our named executive officers with those of our stockholders. We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by voting in favor of the following resolution:

“RESOLVED, that ServiceSource stockholders approve, on an advisory basis in a non-binding vote, the compensation of the named executive officers as disclosed in ServiceSource’s proxy statement for the 2015 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2014 Summary Compensation Table and the other related tables and disclosure.”

Required Vote

The affirmative “FOR” vote of a majority of the shares present, represented and entitled to vote on the proposal is required to approve, on an advisory basis, the compensation awarded to named executive officers for the year ended December 31, 2014. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against the proposal. Broker non-votes are not deemed to be votes cast, are not included in the tabulation of voting results on this proposal, and will not affect the outcome of voting on this proposal.

Recommendation

Our board of directors recommends a vote “FOR” the approval of the compensation of each named executive officer, as disclosed in this proxy statement.

PROPOSAL NUMBER 3

RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has selected PricewaterhouseCoopers LLP, as the independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2015. During 2014, PricewaterhouseCoopers LLP served as our independent registered public accounting firm and also provided certain audit-related services.

Notwithstanding its selection of PricewaterhouseCoopers LLP—and even if our stockholders ratify the selection—our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in our best interests and in the best interests of our stockholders. Our audit committee is submitting the selection of PricewaterhouseCoopers LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. If the appointment is not ratified by our stockholders, our audit committee may reconsider whether it should appoint another independent registered public accounting firm.

Representatives of PricewaterhouseCoopers LLP are expected to attend the annual meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Required Vote

Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2015 requires the affirmative “FOR” vote of a majority of the shares present, represented, and entitled to vote on the proposal. Unless marked to the contrary, executed proxies received will be voted “FOR” ratification of the appointment of PricewaterhouseCoopers LLP.

Recommendation

Our board of directors recommends a vote FOR the ratification of the selection of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2015.

* * * * *

Principal Accounting Fees and Services

The following table sets forth the aggregate fees for audit services provided by PricewaterhouseCoopers LLP for the years ended December 31, 2014 and December 31, 2013:

	2014	2013
Audit fees(1)	$1,622,859	$1,321,884
Audit-related fees(2)	—	—
Tax fees(3)	379,528	414,440
All other fees(4)	2,600	2,600

Total fees	$2,004,988	$1,738,924

(1)

Consists of fees billed for professional services rendered in connection with the audit of our consolidated financial statements, review of our quarterly consolidated financial statements and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory audit and regulatory filings or engagements.

(2)	Consists of fees billed for professional services rendered for consultations concerning financial accounting and reporting standards.
(3)	Consists of fees billed for professional services for tax compliance and tax advice.
(4)	Consists of a subscription for a proprietary reference library.

Pre-Approval of Audit and Non-Audit Services

Our audit committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The audit committee pre-approves services provided by the independent registered public accounting firm pursuant to its audit committee charter.

Report of the Audit Committee

The audit committee assists the board of directors in fulfilling its oversight responsibility over our financial reporting process. It is not the duty of the committee to plan or conduct audits or to prepare our financial statements. Management has the primary responsibility for preparing the financial statements and assuring their accuracy, effectiveness and completeness. Management is also responsible for the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for auditing our financial statements and internal control over financial reporting and expressing its opinion as to whether the statements present fairly, in accordance with accounting principles generally accepted in the United States, our financial condition, results of operations and cash flows. However, the audit committee does review and discuss the financial statements with management and the independent registered public accounting firm prior to the presentation of financial statements to our stockholders and, as appropriate, initiates inquiries into various aspects of our financial affairs.

Unless the committee has reason to question its reliance on management or the independent registered public accounting firm, the members of the committee necessarily rely on information provided to them by and on the representations made by management and the independent registered public accounting firm. Accordingly, the audit committee’s oversight does not provide an independent basis to determine that management has applied appropriate accounting and financial reporting principles. Furthermore, the audit committee’s authority and oversight responsibilities do not independently assure that the audits of our financial statements have been carried out in accordance with the standards of the Public Company Accounting Oversight Board or that the financial statements are presented in accordance with accounting principles generally accepted in the United States.

In this context, the committee has met and held discussions with management and the independent registered public accounting firm to review our audited 2014 consolidated financial statements (including the quality of our accounting principles). Management represented to the committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the committee consulted with management and the independent registered public accounting firm prior to approving the presentation of the audited 2014 consolidated financial statements to stockholders. The committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, (AICPA, Professional Standards, Vol. 1, AU Section 380), as amended, and as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The audit committee has discussed with the independent accountant the independent accountant’s independence from us and our management. As part of that review, the committee received the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. Based on the reviews and discussions referred to above, the audit committee recommended to the board, and the board approved, our audited consolidated financial statements for the year ended December 31,

2014 for filing with the Securities and Exchange Commission as part of the Company’s Annual Report on Form 10-K. The committee has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

Members of the Audit Committee

Steven M. Cakebread (Chair)

Robert G. Ashe

Barry D. Reynolds

The Report of the Audit Committee does not constitute soliciting material and shall not be deemed to be filed or incorporated by reference into any other filing by ServiceSource under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent ServiceSource specifically incorporates the Report of the Audit Committee by reference therein.

EXECUTIVE OFFICERS

The names of our executive officers, their ages, their positions with us, and other biographical information as of April 20, 2015, are set forth below. There are no family relationships among any of our directors or executive officers

Name	Age	Position
Christopher M. Carrington	54	Chief Executive Officer and Director
Robert Pinkerton	51	Chief Financial Officer

Christopher M. Carrington. For a biography of Mr. Carrington, please see the section titled “Proposal Number One: Election of Class I Directors—Information Regarding Directors Not Standing for Re-Election.”

Robert Pinkerton has served as our Chief Financial Officer since April 2015. Mr. Pinkerton has over 25 years of operational finance, capital markets and investment banking experience. Prior to joining us, Mr. Pinkerton was Senior Vice President of Corporate Development for TeleTech Holdings, Inc. (NASDAQ: TTEC), a multi-national provider of analytics driven technology enabled services focused on customer engagement, from June 2014 to April 2015. From October 2012 to May, 2014 Mr. Pinkerton was Chief Financial Officer and Interim Chief Executive Officer of T3Media, Inc., a portfolio company of Investcorp and Shamrock Capital Advisors, which offers cloud-based storage, access and licensing for enterprise-scale video libraries. He joined T3Media after being Chief Financial Officer of Alpine Access, Inc., the largest provider of home based services in the contact center industry, where he served from May 2011 until September 2012. Prior to that, Mr. Pinkerton served in various executive positions at Mix1 Beverage Company, from April 2007 until June 2010. Mr. Pinkerton was also divisional CFO and Corporate Treasurer for CSG International, Inc. (NASDAQ: CSGS), a provider of billing and customer care SaaS and licensed software solutions to the top 100 global communications companies, from April 2000 to March 2007. He began his finance career as an investment banker with Paribas Merchant Banking, where he worked from 1993 to 2000, and Continental Bank, where he worked from 1989 to 1993.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers for 2014 should be read together with the compensation tables and related disclosures presented below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs.

In 2014, we experienced a significant amount of change in our business and a number of senior management changes. After experiencing lower than expected revenue in the first quarter of 2014, we started to implement operational changes that were designed to better align our operations with our customers. We then pursued a plan to create two separate lines of business as we continued to experience a softening in our business during the second quarter. We transitioned to an acting Chief Executive Officer in August 2014 as our former Chief Executive Officer resigned his role and stayed on solely as non-executive Chairman of our board of directors. We next hired an interim Chief Financial Officer in September 2014. Our business began to slowly improve through the second half of the year and in particular in the fourth quarter. Finally, we hired a Chief Executive Officer in December 2014. Our compensation programs designed and approved by our compensation committee at the start of the year were consistent with prior years, but as a result of the executive officer management changes we experienced throughout the year, we entered into specific agreements in order to attract these qualified executives and provide for the orderly transition for our departing executives.

For 2014, our named executive officers were:

•	Christopher M. Carrington, our Chief Executive Officer, who was appointed to that position in December 2014;

•	Michael A. Smerklo, our former Chief Executive Officer, who resigned from that position in August 2014, and continues to serve as the non-executive Chairman of our board of directors;

•	Simon Biddiscombe, who acted as our interim Chief Financial Officer from September 2014 until April 2015;

•

Ashley F. Johnson, who served as Chief Customer Officer from December 2014 until April 2015, and who started 2014 as our Chief Financial Officer, and was promoted to the position of our acting Chief Executive Officer from August to November 2014;

•	Jay R. Ackerman, our former Head of Worldwide Sales & Customer Success, who served in that position until October 2014; and

•

Richard J. Campione, our former President, Cloud & Data Services Business, who served in that position until October 2014, after which he served as an advisor to the Company through December 2014, and who continues to serve as a member of our board of directors.

Objectives and Principles of Our Executive Compensation

Our compensation philosophy is based on the following objectives and principles:

•	attract, retain and motivate top-level executive talent;

•	provide compensation levels and structures that are both fiscally responsible and competitive within our industry and geography;

•	create a culture in which executive compensation aligns with our overall philosophy and pay-for-performance business model;

•	maintain simplicity, transparency and ease of administration; and

•	provide long-term, performance-based, equity incentive compensation to align the interests of our management team with those of our stockholders.

2014 Compensation and Corporate Governance Highlights

We endeavor to maintain strong governance standards in our executive compensation related corporate governance policies and practices. Below is a summary of key executive compensation and corporate governance practices in place during 2014. Following that is a summary of certain other practices that, because we have not considered them to effectively drive long-term stockholder value, we have not implemented.

What We Did

•	Tied pay to performance, with each Named Executive Officer’s target annual cash compensation being tied to pre-established corporate performance metrics.

•	Utilized the services of an independent compensation consultant that is retained directly by the Compensation Committee and that does not perform other services for the Company.

•	Achieved 90% favorable votes from our stockholders for our advisory vote on executive compensation at our 2014 annual meeting.

•	Periodically reviewed our compensation strategy, program, and risks.

•	Maintained stock ownership guidelines for all named executive officers and Section 16 officers.

•

In connection with a change of control of the Company, required a “double trigger” severance event (both a qualifying termination of employment in addition to a change of control of the Company) before accelerated vesting or other change of control severance benefits would be triggered for our Named Executive Officers.

What We Did Not Do

•	Provide pension arrangements or retirement plans other than our 401(k) plan to our executive officers.

•	Provide for excise tax gross-ups related to change of control-related compensation.

•	Permit our executive officers or directors to engage in hedging or pledging of our securities.

•	Provide our executive officers perquisites that are not generally available to all of our employees.

Compensation Decision Process

Role of the Board of Directors and Compensation Committee. We originally established our compensation committee while we were still a private company to assume responsibility for executive compensation matters. Our board of directors formally approved a charter for our compensation committee in November 2008, and we adopted a new charter in connection with our initial public offering to comply with the applicable rules and regulations of a public company listed on The NASDAQ Global Market. In the past several years, including 2012, 2013 and 2014 our compensation committee has begun discussions with our independent compensation consultant in late November for the upcoming fiscal year, and has met and formally approved compensation decisions with respect to our executive officers after several weeks of consideration, including approval of cash incentive bonus payments based on the results of the previously completed year. Throughout 2014, our compensation committee has taken an active role in both negotiating and approving compensation packages for our new executive officers, including with the changes in our Chief Executive Officers and Chief Financial Officers, and related separation arrangements for certain of our departing executive officers. For a description of the composition of our compensation committee, see “Corporate Governance and Board of Directors—Board Committees—Compensation Committee.”

Role of Executive Officers. Our compensation committee generally seeks input from our Chief Executive Officer and our head of human resources when discussing executive performance and compensation levels for named executive officers (other than their own compensation). Our head of human resources has the responsibility of advising the compensation committee and coordinating with third-party compensation advisors. The compensation committee also works with our Chief Financial Officer to evaluate the financial, accounting and tax implications, and with our General Counsel who advises on legal matters, regarding our various compensation programs. None of our named executive officers participates in deliberations regarding his or her own compensation. Our compensation committee charter also specifies that our compensation committee deliberates and determines compensation decisions related to our Chief Executive Officer in executive session, outside of the presence of the Chief Executive Officer.

Role of Compensation Advisors. For 2014, our compensation committee continued to retain Compensia, an independent compensation consulting firm, to provide advice to the compensation committee with respect to executive compensation decisions and comparison benchmarking. Working with management, Compensia met with our compensation committee and provided various data and recommendations. Our compensation committee also retained Compensia to provide advice for the compensation decisions with respect to 2015. Our compensation committee retains the authority to retain and dismiss any compensation consultants pursuant to its charter. Pursuant to SEC rules, our compensation committee has assessed the independence of Compensia, and concluded that no conflict of interest exists that would prevent Compensia from independently representing the compensation committee. Compensia does not perform other services for us, and will not do so without the prior consent of the compensation committee.

2014 Advisory Vote on Executive Compensation. The advisory vote on executive compensation at our 2014 annual meeting received 90% favorable votes from our stockholders. The compensation committee is committed to ensuring that our compensation programs are consistent with our pay-for-performance philosophy and deliver appropriate results given financial performance and business conditions. We typically engage in discussions with our institutional investors to gather additional input and feedback on our executive compensation program, including in relation to the annual advisory vote. The compensation committee considers both the results of the annual advisory vote and the feedback from institutional investors in making compensation decisions. Stockholder feedback will remain an important input into the compensation committee’s work on the compensation programs for us.

Benchmarking. Given that we compete for executive officer talent with companies in the technology sector and companies that provide other professional services, we rely on certain compensation benchmarking in making our compensation decisions. To determine what constitutes competitive compensation, we engaged Compensia to benchmark our cash and equity compensation levels for each executive. Among other activities, Compensia:

•	assisted us in identifying a group of peer companies for purposes of benchmarking our levels of compensation;

•	gathered and analyzed compensation data from those peer companies as well as from other available compensation surveys; and

•	assisted us in structuring awards as part of the equity incentive element of our compensation program, including assisting us in establishing appropriate amounts for equity incentive awards.

Compensia commenced its analysis by conducting a survey of compensation data and practices at public technology companies comparable to us with respect to size, complexity, financial performance and stage of development. Specifically, Compensia reviewed compensation at software and software-as-a-service companies with revenue ranging from half of our revenue to two times our revenue for the fiscal year 2013 and with market capitalization of one-third to three times our market capitalization on December 31, 2013. In particular, Compensia focused on including as peer companies those companies showing high year-over-year growth. Based on this analysis, Compensia recommended a group of peer companies for purposes of benchmarking our levels of executive compensation, which group was based on an annual refresh looking at companies with similar market capitalization and other attributes. For 2014, based upon Compensia’s recommendations, our compensation committee considered the following as our peer companies:

• Advent Software	• LivePerson

• Aruba Networks	• LogMeIn

• Bazaarvoice	• QuinStreet

• Constant Contact	• RealPage

• Dealertrack Technologies	• Responsys

• Demand Media	• Synchronoss Technologies

• Ellie Mae	• Tangoe

• Infoblox	• TiVo

• IntraLinks Holdings	• Websense

• Jive Software

Compensia gathered and evaluated our compensation levels relative to compensation data from the public filings of the peer companies listed above. In addition, Compensia compared our compensation practices to compensation data from the Radford High-Technology Executive Survey, including data from software companies with revenue between $100 million and $500 million and a blend of two sub-sets of high technology companies, some with revenue between $50 million and $200 million, and others with revenue between $200 million and $500 million.

Using the data provided by Compensia, we then determined individual compensation for each executive. Although our practice has been to benchmark to the fiftieth percentile of our peer companies, we did not automatically tie compensation to that benchmark level for each member of our executive management team. Rather, we considered a number of individualized factors that are unique to our business, including individual performance, skill set, industry knowledge and experience, prior employment history, compensation at previous companies, recruiting efforts and negotiations, retention risk and an executive’s overall compensation level relative to his or her peers. In particular, for 2014, while the Compensia benchmarking data informed the compensation decisions related to many of our new executive officers, such data was not dispositive for any particular compensation decisions but rather provided a framework for the compensation committee to evaluate the new employment agreements with such individuals.

Our Compensation Programs

The four elements of our executive compensation package are base salary, variable incentive pay, equity-based rewards and employee-benefits programs. We view these components of compensation as related in reviewing the total compensation packages of our executive officers. We determine the appropriate level for each compensation component based in part, but not exclusively, on information from analysis of third-party compensation surveys consistent with our recruiting and retention goals, our view of internal equity and consistency and overall company and individual performance. We compete with many other companies in seeking to attract and retain a skilled workforce, particularly companies in the technology sector. We have not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid-out compensation, between cash and non-cash compensation or among different forms of non-cash compensation. However, in line with our overall pay-for-performance philosophy of rewarding our employees for results that benefit us and our customers, the compensation committee’s practice has been to make a significant portion of an employee’s total compensation performance-based, so that the employee will be rewarded through bonuses and equity if we perform well in the near term and over time. We also believe that, for technology companies, stock-based compensation continues to be a primary motivator in attracting employees.

On Target Earnings—Base Salary and Variable Incentive Compensation. When analyzing the cash compensation of our executive leadership team, we have viewed the total cash compensation of base salary plus the variable incentive plan compensation as the on target earnings for each of such executive officers. In analyzing this figure, we assume that we will meet the targets necessary for our executives to earn their on target bonuses. We analyze these on target cash earnings as the benchmark by which to measure our named executive officers’ compensation compared to the comparable positions of our peer companies. As we started 2014, the target compensation opportunity for each of Messrs. Smerklo, Ackerman and Campione and Ms. Johnson was at or above the fiftieth percentile, in each case when such executive’s on target cash earnings are compared to our peer companies. Given our age as a company, our size and our results of operations, and the competitive market for high-caliber executive talent in the San Francisco Bay Area—particularly in certain strategic roles—we believe that the on target earnings for our named executive officers were reasonable and appropriate for 2014.

Base Salary. We establish base pay that is both reasonable and competitive in relation to the market, including the benchmarking data described above. We regularly monitor competitive base pay levels and make adjustments to base pay as appropriate. In general, a named executive officer’s base pay level should reflect the executive’s overall performance and contribution to us over time. We also seek to structure competitive base pay for our named executive officers based upon applicable market data analysis. As described below, we design base pay to provide the ongoing reward for each named executive officer’s work and contribution and to be competitive in attracting or retaining the executive. We do not provide automatic salary increases for our executive team. Once base pay levels are initially determined, however, we conduct salary reviews each year based upon current market data and the executive’s specific performance achievements. We also take into account salary levels for their retention effect. Salaries are also determined based on negotiations with our executive officers, in particular when we are trying to hire a new executive officer and we must be competitive. We believe this pay-for-performance approach reflects our cultural values and our business model.

The following are the effective annual base salaries for each of our named executive officers for 2013, 2014 and 2015:

	Effective Annual Base Salary(1)
Executive Officer	2013	2014	2015
Christopher M. Carrington	—	$500,000	$500,000
Michael A. Smerklo	$472,500	$500,000	—
Simon Biddiscombe	—	$360,000	$360,000
Ashley F. Johnson	$300,000	$360,000	$360,000
Jay R. Ackerman	$300,000	$350,000	—
Richard J. Campione	$400,000	$400,000	—

(1)

Reflects effective annual base salary. Actual amounts earned vary for those named executive officers that either joined or departed during the years specified as described above. Data not provided for any period in which an individual was not a named executive officer.

At the beginning of 2014, our compensation committee made a slight increase in base salary to Mr. Smerklo and an increase to each of Ms. Johnson and Mr. Ackerman. The primary aim of the increase to Ms. Johnson’s base salary was to bring her total compensation closer to the fiftieth percentile for our peer companies given her role as chief financial officer at the time, while the increase to Mr. Ackerman’s base salary was driven primarily by his assumption of additional job responsibilities and management of direct reports. Once Ms. Johnson was appointed interim Chief Executive Officer in August 2014, our compensation committee provided Ms. Johnson with an additional bonus of $10,000 per month in recognition of the increased job duties and responsibilities for serving in this role. In addition, Messrs. Carrington and Biddiscombe both agreed to accept the then specified base salary for the roles of Chief Executive Officer and Chief Financial Officer when they joined the company.

Variable Pay. Consistent with our pay-for-performance philosophy, we link a significant portion of our named executive officers’ cash compensation to individual and company performance. We design our variable pay programs to provide reasonable and competitive earnings potential relative to our industry and geography. For our named executive officers, we have implemented our corporate incentive bonus program as a motivational tool to achieve and exceed individual and company goals by paying for outstanding results. Our variable pay programs are typically based on a formulaic assessment of our financial and other performance, giving consideration to an assessment of each individual’s performance. Our programs are designed to avoid entitlements, and to align actual payouts with actual results based on clearly understood metrics.

Our compensation committee reviews the structure and design of our variable pay plans on an annual basis, typically at the beginning of each year. The overall business plan and related goals of our variable pay plans will be determined at the start of the year, typically in February.

2014 Corporate Incentive Plan. In February 2014, our compensation committee approved the 2014 Corporate Incentive Plan, to which we refer as the 2014 CIP. The 2014 CIP applies to all of our senior and non-commissioned employees, including our named executive officers. For each of the named executive officers participating in the 2014 CIP, 2014 bonus targets are set as a percentage of base salary, as they were in 2013. Those percentages range from 60% to 100%. The target bonuses for our named executive officers would have been as follows at 100% funding under the 2014 CIP for the effective annual amounts: Mr. Carrington: $350,000; Mr. Smerklo: $450,000; Mr. Biddiscombe: $215,000; Ms. Johnson, $215,000; Mr. Ackerman, $350,000; and Mr. Campione, $300,000.

The 2014 CIP was designed with semi-annual payments, with up to 35% of the annual bonus payable for the first half of the year and the rest, including any overachievement payments, payable after completion of the full year. Funding for the 2014 CIP was based upon our achieving certain targets, subject, in the case of the second half of the year, to a minimum level of EBITDA. The 2014 CIP was based upon two targets: revenue and Net ACV. The weighting for each target was 50%.

To fund the 2014 CIP, we were required to meet at least 80% of the EBITDA target for the applicable period. Assuming we reached 80% of the EBITDA target, we would fund the bonus pool based upon the level of achievement against the two targets as shown in the tables below.

REVENUE GROWTH (50% Weighting)

Revenue Growth Achievement	Revenue Growth Funding Levels
Target Plus 10% Points	135% (Maximum funding level)
Target Plus 3% Points	109%
Target Plus 2% Points	106%
Target Plus 1% Point	103%
Target Revenue Growth Rate Percentage	100%
Target Minus 1% Point	95%
Target Minus 2% Points	90%
Target Minus 3% Points	85%
Target Minus 7% Points	50%
<Target Minus 7% Points	No Payment for Revenue Growth

NET ACV GROWTH ATTAINMENT (50% Weighting)

Revenue Net ACV Achievement	Net ACV Growth Funding Levels
Target Plus 10% Points	135% (Maximum funding level)
Target Plus 3% Points	109%
Target Plus 2% Points	106%
Target Plus 1% Point	103%
Target Net ACV Rate Percentage	100%
Target Minus 1% Point	95%
Target Minus 2% Points	90%
Target Minus 3% Points	85%
Target Minus 7% Points	50%
<Target Minus 7% Points	No payment for Net ACV Growth

The 2014 CIP allowed for additional upside payments, subject to the following limitations:

•	achievement of 100% of our EBITDA target for the year in order to make any upside payments for the second half of the year;

•	upside payments are capped at 135% of 2014 CIP for revenue and Net ACV; and

•	no more than half of EBITDA overachievement may be spent on bonuses under the 2014 CIP.

For purposes of the 2014 CIP, bonuses were paid semi-annually, subject to our achieving the necessary revenue targets and minimum EBITDA threshold. Under the 2014 CIP, individual bonus payments were calculated as follows for each bonus period, with any payment for the first half of the year taken into account with respect to the payment for the full year:

(% Company Bonus Pool Funded) × (% Individual Performance Goal Achieved During the Plan Measurement Period) × (Individual Salary × % Individual Semi-Annual Bonus) = Employee Payment

For each of Messrs. Smerklo, Ackerman and Campione and Ms. Johnson, bonus payments were made in August 2014 for performance during the first half of 2014. Payment was made based on performance compared to the H1 2014 Annual Operating Plan, resulting in a payout of 41.5% of the available pool. During the second half of 2014, the Company’s requisite performance targets were not achieved, and as a result no bonus was earned or paid.

For Messrs. Carrington and Biddiscombe, each of whom commenced employment during the middle of the second half of 2014, specific terms in their employment contracts stipulated that their prorated bonus would be funded fully at 100% with payment being made in Q1 2015.

For the targets related to the specific named executive officers under the 2014 CIP, see “Executive Compensation—Grants of Plan-Based Awards” and for the payments made under the 2014 CIP for each named executive officer, see “Executive Compensation—Summary Compensation Table.”

2015 Corporate Incentive Plan. In February 2015, our compensation committee approved the 2015 Corporate Incentive Plan, to which we refer as the 2015 CIP. The 2015 CIP applies to all of our senior and non-commissioned employees, including our named executive officers. For each of the named executive officers participating in the 2015 CIP, 2015 bonus targets are set as a percentage of base salary, as they were in 2014. Those percentages range from 60% to 70%. The target bonus for Mr. Carrington is $350,000 at 100% funding under the 2015 CIP for the effective annual amounts. As described in further detail in the section titled “Executive Compensation—Employment Agreements, Separation Agreements and Potential Payments upon Termination or Change-in-Control,” Mr. Biddiscombe will be entitled to his bonus earned under the 2015 CIP during his employment. Assuming that Mr. Biddiscombe’s employment terminates on June 30, 2015, and assuming a 100% funding, Mr. Biddiscombe will be entitled to a 2015 CIP payment of $75,250. Messrs. Smerklo, Ackerman and Campione, who left their employment with the Company in 2014, will not participate in the 2015 CIP. Ms. Johnson, who transitioned out of her role as Chief Customer Officer in April 2015, is expected to leave her employment with the Company in May 2015, and is not expected to participate in the 2015 CIP.

As with the 2014 CIP, the 2015 CIP is designed with semi-annual payments, with 35% of the annual bonus (assuming 100% funding) payable for the first half of the year and the remaining 65% (assuming 100% funding) payable after completion of the full year. Funding for the 2015 CIP is based upon our achieving two targets: revenue and EBITDA margin. The weighting for each target was 50%.

Except in the case of Mr. Carrington, whose maximum funding level has not yet been finalized, the bonus pool for the first half of 2015 will be funded based upon the level of achievement against the two targets as illustrated in the tables below. The funding targets for the second half of 2015 are expected to be set in the coming months.

REVENUE GROWTH—50% Weighting

Revenue Growth Achievement	Illustrative Revenue Growth Funding Levels
Target Plus 8% Points	125% (Maximum funding level)
Target Plus 6% Points	120%
Target Plus 4% Points	115%
Target Plus 2% Points	110%
Target Plus 1% Point	105%
Target Revenue Growth Rate Percentage	100%
Target Minus 1% Point	95%
Target Minus 2% Points	90%
Target Minus 3% Points	80%
Target Minus 4% Points	70%
Target Minus 5% Points	60%
Target Minus 7% Points	50%
Target Minus 8% Points	45%
Target Minus 9% Points	40%
Target Minus 10% Points	35%
Target Minus 11% Points	30%
Target Minus 12% Points	25%
<Target Minus 12% Points	No Payment for Revenue Growth

EBITDA MARGIN (% OF REVENUE)—50% Weighting

EBITDA Margin Achievement	Illustrative EBITDA Growth Funding Levels
Target Minus 11% Points	125% (Maximum funding level)
Target Minus 12% Points	120%
Target Minus 13% Points	115%
Target Minus 14% Points	110%
Target Minus 15% Points	105%
Target Minus 16% Points	100%
Target Minus 17% Points	95%
Target Minus 18% Points	90%
Target Minus 19% Points	80%
Target Minus 20% Points	70%
Target Minus 21% Points	60%
Target Minus 22% Points	50%
Target Minus 23% Points	45%
Target Minus 24% Points	40%
Target Minus 25% Points	35%
Target Minus 26% Points	30%
Target Minus 27% Points	25%
<Target Minus 27% Points	No Payment for Revenue Growth

While the revenue and EBITDA targets for the first half of 2015 were set in February 2015, the disclosure of these targets at this early stage of the year would cause competitive harm to us. We believe these targets are challenging because they require meaningful growth and success throughout our business for 2015.

Equity-Based Rewards. We design our equity programs to be both responsible and competitive in relation to the market. We monitor the market and applicable laws and regulations and adjust our equity programs as appropriate. Stock options and restricted stock units are designed to reflect and reward a high level of sustained individual performance over time, as reflected in improved overall company value. As described in more detail below, we design equity-based compensation to help retain talent over a period of time and to provide named executive officers with a long-term reward that aligns their interests with those of our stockholders.

We historically have used stock option grants as the primary vehicle for equity compensation to our named executive officers and other employees. In order to promote the long-term incentive and retention features of equity compensation, we have typically issued our stock option grants subject to our standard one-year cliff vesting and four year vesting schedule. Under the vesting schedule, 25% of the stock option becomes exercisable one year after a specified vesting commencement date, and then vesting occurs monthly thereafter over the remaining three year period, which we believe is a common default vesting term in the technology industry. On occasion, we have also granted stock options with non-standard vesting or early exercise features, mostly in case-by-case situations for senior and other employees or candidates in high demand.

After becoming a publicly traded company, we began using restricted stock units in addition to stock options for equity compensation, primarily to reduce the dilution associated with our equity compensation programs. We are able to grant fewer shares of stock but still incent our executive officers as the values of the restricted stock units are tied to the price of the Company’s common stock and thus aligned with stockholder interests. We have typically issued our restricted stock units subject to a four year vesting schedule. Under the vesting schedule, the restricted stock units vest in four equal annual installments beginning on a specified vesting commencement date.

We consider a number of factors to determine the size of all equity grants, including competitive market factors, named executive officer performance, retention value and a review of the named executive officer’s overall compensation package. Our compensation committee makes all equity grants.

Initial grants of stock options and restricted stock units upon hire are generally designed to attract experienced executives with established records of success and help retain them over the long term. The size of new hire grants has been evaluated by our compensation committee in light of the Compensia-provided benchmarking data, and as a result of the negotiations with potential executive officers.

Subsequent grants to named executive officers are intended to ensure that equity compensation remains competitive within our industry group and geography. Named executive officers whose skills and results we deem essential to our long-term success are eligible to receive higher equity grants. The decision to make such grants has traditionally been based on rewarding performance, consistent with our pay-for-performance philosophy, and the equity ownership of our named executive officers in relation to the market surveys, taking into account the number of vested stock options and restricted stock units that our named executive officers hold, the strategic importance of the particular executive to our business, and the overall situation of our company.

Currently, we have no policy in place that requires us to grant equity-based compensation on specified dates. As noted above, we have traditionally made our equity grants to our newly-hired named executive officers at the next board meeting after they commence employment. Our compensation committee reviews equity compensation for incumbent executives annually, typically in early February of each year.

In February 2012, our board of directors initially adopted, and in May 2014 amended, share ownership guidelines under which all named executive officers, along with other members of executive management, are expected to own and retain our shares with a value that is the lower of their annual base salary or a minimum of 30,000 shares of common stock or, in the case of our chief executive officer, the lower of three times the value of his annual base salary or a minimum of 150,000 shares of common stock. For purposes of these ownership guidelines, vested but unexercised stock options are credited at a fifty-percent level, so that each unexercised vested stock option is treated as one half of a share of our stock. Each individual has five years to meet these stock ownership guidelines. All executives currently meet these guidelines.

We only made equity-based grants to Messrs. Carrington and Biddiscombe, in connection with their employment by us, and Ms. Johnson, in connection with her changing positions with the company, in 2014.

Mr. Carrington was granted 500,000 restricted stock units and options to purchase 2,000,000 shares of common stock in December 2014, in connection with his hiring as an employee. One-fourth of the shares subject Mr. Carrington’s restricted stock units vest on December 1, 2015 and the remaining restricted stock units vest quarterly on a pro rata basis over a twelve-quarter period, and one-quarter of the options granted to Mr. Carrington vest at the anniversary of the grant date with the remaining vesting 1/48th monthly thereafter. Mr. Carrington’s equity grants were negotiated with the company and approved by the compensation committee as part of his inducement to join us as Chief Executive Officer.

Mr. Biddiscombe was granted 200,000 restricted stock units and options to purchase 250,000 shares of common stock in October 2014, in connection with his hiring as an employee. The grants are subject to standard vesting schedules for restricted stock units and options: the restricted stock units vest in four equal annual installments on the anniversary of the grant date and one-quarter of the options vest at the anniversary of the grant date with the remaining vesting 1/48th monthly thereafter. Mr. Biddiscombe’s equity grants were negotiated with the company and approved by the compensation committee as part of his inducement to join us as acting Chief Financial Officer.

Ms. Johnson was granted restricted stock units and options in September 2014 and December 2014. The 60,000 restricted stock units granted in September 2014 was approved by the compensation committee in recognition of her taking on the position of interim Chief Executive Officer, and vest in two equal annual installments beginning on September 2, 2015. The remaining grants of 35,000 restricted stock units and options to purchase 100,000 shares of common stock were approved by the compensation committee in December 2014 in recognition for Ms. Johnson’s transition to the role of Chief Customer Officer, and are subject to the Company’s standard vesting schedules for restricted stock units and options.

For additional information on the equity-based rewards granted to our named executive officers, please see the “Grants of Plan-Based Awards” table.

Benefits Programs. We provide our employees with retirement, health and welfare benefits, such as our group health insurance plans, 401(k) retirement plan, life, disability and accidental death insurance plans and our 2011 Employee Stock Purchase Plan. Those plans, which are available to all employees including our named executive officers, are designed to provide a stable array of support to our employees and their families and are not performance based. Our benefits programs are generally established and adjusted by our human resources department with approval, as necessary, from senior management, the compensation committee or the board of directors, as appropriate.

Employment Agreements, Separation Agreements and Post-Employment Compensation

We enter into employment agreements with certain of our named executive officers, sometimes as part of the hiring process, that provide for at-will employment, base salary, eligibility to participate in the executive incentive bonus plan or commission plan, a standard employee benefit plan and recommendations for initial stock option grants. These agreements are subject to our standard proprietary information and invention assignment terms. Certain of the employment agreements contain certain severance and change of control benefits in favor of certain named executive officers, including our most senior executives. These arrangements provide for payments and benefits upon termination of their employment in specified circumstances, including following a change of control. Messrs. Carrington and Biddiscombe each entered into such employment agreements with us as part of their decisions to join us.

We also have entered into separation agreements with our named executive officers from time to time that provide for defined separation dates, specification of the continuing role of such executives prior to separation, including, in some cases, consulting services that the individual will provide to us post-separation from employment. These separation agreements typically provide for specified payment of compensation or severance benefits, and all such payments are subject to an effective release agreement from such individual. Messrs. Smerklo, Ackerman and Campione each entered into such separation agreements with us as part of their departure as an employee from the company.

All of these employment and separation agreements are discussed in more detail in the “Executive Compensation—Employment Agreements, Separation Agreements and Potential Payments upon Termination or Change-in-Control” section below. We believe that all of these agreements are an important recruitment and retention tool, and will incent the named executive officers to maintain continued focus and dedication to their assigned duties to maximize stockholder value, or to assist in an orderly transition of responsibilities for those executives who leave our employment while reducing the risk of any potential disputes. The terms of these agreements were determined after review by the compensation committee of our retention and transition goals for each named executive officer, as well as analysis of market data, similar agreements established in our industry. These agreements were also the result of negotiations with the executives.

Other Compensation Matters and Policies

Tax and Accounting Considerations. Internal Revenue Code Section 162(m) limits the amount that we may deduct for compensation paid to our Chief Executive Officer and to each of our four most highly compensated officers to $1,000,000 per person, unless certain exemption requirements are met. Exemptions to this deductibility limit may be made for various forms of “performance-based” compensation. In addition to salary and bonus compensation, upon the exercise of stock options that are not treated as incentive stock options, the excess of the current market price over the option price, or option spread, is treated as compensation and accordingly, in any year, such exercise may cause an officer’s total compensation to exceed $1,000,000. Under certain regulations, option spread compensation from options that meet certain requirements will not be subject to the $1,000,000 cap on deductibility, and in the past, we have granted options that we believe satisfy those requirements. While the compensation committee cannot predict how the deductibility limit may impact our compensation program in future years, the compensation committee intends to maintain an approach to executive compensation that follows our pay-for-performance philosophy. While the compensation committee has not adopted a formal policy regarding tax deductibility of compensation paid to our Chief Executive Officer and our four most highly compensated officers, the compensation committee intends to consider tax deductibility under Section 162(m) as a factor in compensation decisions.

Section 409A of the Internal Revenue Code imposes additional significant taxes in the event that an executive officer, director or other service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A. Although we do not maintain traditional nonqualified deferred compensation plans, Section 409A may apply to certain arrangements we enter into with our executive officers, including our change of control severance arrangements. Consequently, to assist in avoiding additional tax under Section 409A, our intent is to design any such arrangements in a manner to avoid the application of Section 409A.

Adjustment or Recovery of Compensation. We do not have a formal policy regarding adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of the award or payment.

Compensation Risk Assessment

The compensation committee believes that although a portion of compensation provided to our executive officers is performance-based, our compensation programs do not encourage excessive or unnecessary risk taking. In fact, the design of our compensation programs encourage our executives to remain focused on both short-term and long-term strategic goals, in particular in connection with our pay-for-performance business model.

Compensation Committee Report

The compensation committee oversees our compensation policies, plans, and benefit programs. The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

James C. Madden (Chair)

Rishi Bajaj

Thomas F. Mendoza

The Report of the Compensation Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing by ServiceSource under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent ServiceSource specifically incorporates the Report of the Compensation Committee by reference therein.

Summary Compensation Table

The following tables provide information regarding the compensation of our named executive officers during the year ended December 31, 2014.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)		All Other Compensation ($)		Total ($)
Christopher M. Carrington(3)(4)	2014	41,667	—		2,100,000	2,713,800	29,167		—		4,884,634
Chief Executive Officer
Michael A. Smerklo(5)	2014	312,500	—		—	—	65,363		712,333	(6)	1,090,196
Former Chief Executive Officer to August 2014	2013	472,500	—		—	—	231,946	(7)	2,000	(8)	706,446
	2012	472,500	—		8,495,000	5,276,625	182,417	(9)	2,000	(8)	14,428,542
Simon Biddiscombe(4)(10)	2014	92,727	—		580,000	234,600	53,757		2,000	(8)	963,084
Former Chief Financial Officer from September 2014 to April 2015
Ashley F. Johnson(4)	2014	360,000	50,000	(11)	384,750	135,380	31,229		2,000	(8)	963,359
Former Chief Customer Officer from December 2014 to April 2015, former Chief Financial Officer from March 2013 to August 2014, former acting Chief Executive Officer from August 2014 to December 2014	2013	289,583	—		553,000	567,815	110,445	(7)	—		1,520,843
Jay R. Ackerman(12)(4)	2014	263,846	—		—	—	50,838		352,000	(13)	666,684
Former Head of Worldwide Sales & Customer Success to October 2014	2013	300,000			624,000	245,168	110,445	(7)	2,000	(8)	1,281,613
Richard J. Campione(14)(4)	2014	400,000	—		—	—	43,575		2,000	(8)	445,575
Former President, Cloud & Data Services Business to October 2014	2013	266,667	—		2,608,000	533,960	98,173		283,088	(15)	3,789,888

(1)

The amounts reported in the Stock Awards and Option Awards columns reflect the aggregate grant date fair value of the stock and option awards computed in accordance with FASB ASC Topic 718. These amounts do not necessarily correspond to the actual value recognized by named executive officers. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

(2)

For 2014, the amounts in this column represent payments under the 2014 CIP earned with respect to 2014, and paid in August 2014 and February 2015. See the “Grants of Plan-Based Awards” table for additional information.

(3)	Mr. Carrington joined us as our Chief Executive Officer in December 2014 and received a prorated base salary based on an annual base salary of $500,000.
(4)

Messrs. Carrington and Biddiscombe became named executive officers for 2014 only. Therefore, information has been omitted for Messrs. Carrington and Biddiscombe for 2013 and 2012. In addition, Ms. Johnson and Messrs. Ackerman and Campione were not named executive officers for 2012 and each became a named executive officer in 2013. Therefore, information has been omitted for Ms. Johnson and Messrs. Ackerman and Campione for 2012.

(5)	Mr. Smerklo resigned from his position, effective August 2014.
(6)

Consists of (i) the discretionary contribution to the 401(k) plan account as disclosed in footnote (8) below; and (ii) $710,333 severance payment pursuant to the terms of the Separation Agreement dated as of August 19, 2014 between the Company and Mr. Smerklo.

(7)	Represents payments under the 2013 CIP earned with respect to 2013, and paid in August 2013 and February 2014.
(8)	Represents matching contributions made by us with respect to the named executive officer’s 401(k) contributions. We match a maximum of $2,000 per year.
(9)	Represents payments under the 2012 CIP earned with respect to 2012, and paid in August 2012 and February 2013.
(10)	Mr. Biddiscombe joined us as our Chief Financial Officer in September 2014 and received a prorated base salary based on an annual base salary of $360,000.
(11)	Represents additional compensation paid to Ms. Johnson for her service as acting Chief Executive Officer for the months of August 2014 through December 2014.
(12)	Mr. Ackerman resigned from his position effective October 2014.
(13)

Consists of (i) the discretionary contribution to the 401(k) plan account as disclosed in footnote (8) above; and (ii) $ 350,000 severance payment pursuant to the terms of the Separation Agreement dated as of July 30, 2014 between the Company and Mr. Ackerman.

(14)	Mr. Campione resigned from his position as President, Cloud & Data Services Business, effective October 2014, and continued as an advisor to the Company through December 31, 2014.
(15)

Consists of (i) the discretionary contribution to the 401(k) plan account as disclosed in footnote (8) above; (ii) $6,667 in fees payable to Mr. Campione for service as a director of the Company prior to his election as our President, Cloud & Data Services Business in May 2013; and (iii) payments of an aggregate of $276,421 made to Mr. Campione during 2013 for consulting services rendered to the Company.

Grants of Plan-Based Awards

The following table presents information concerning grants of plan-based awards to each of our named executive officers during the year ended December 31, 2014.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares or Units(#)	All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards($)	Grant Date Fair Value of Stock & Option Awards($)(1)
			Threshold ($)	Target ($)	Maximum ($)
Christopher M. Carrington	11/16/2014	(2)(3)	—	29,167	39,375	—	—	—	—
	12/01/2014	(4)	—	—	—	500,000	—	—	2,100,000
	12/01/2014	(5)	—	—	—	—	2,000,000	4.20	2,713,800
Michael A. Smerklo	02/12/2014	(2)	—	450,000	607,500	—	—	—	—
Simon Biddiscombe	09/22/2014	(2)(6)	—	53,757	53,757	—	—	—	—
	10/10/2014	(7)	—	—	—	200,000	—	—	580,000
	10/10/2014	(8)	—	—	—	—	250,000	2.90	234,600
Ashley F. Johnson	02/12/2014	(2)	—	215,000	290,250	—	—	—	—
	09/02/2014	(9)	—	—	—	60,000	—	—	238,800
	12/17/2014	(10)	—	—	—	35,000	—	—	145,950
	12/17/2014	(11)	—	—	—	—	100,000	4.17	135,380
Jay R. Ackerman	02/12/2014	(2)	—	350,000	472,500	—	—	—	—
Richard J. Campione	02/12/2014	(2)	—	300,000	405,000	—	—	—	—

(1)

Amounts in this column reflect the grant date fair value of each award computed in accordance with FASB ASC Topic 718. These amounts do not necessarily correspond to the actual value recognized by named executive officers. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

(2)

Represent awards granted under our 2014 CIP which were or are based on achievement of certain levels of performance for 2014. Amounts reflect the awards that were possible at the threshold, target and maximum levels of performance to the extent applicable.

(3)	Mr. Carrington joined us in December 2014 and received a prorated bonus payment in accordance with the terms of his employment agreement, dated December 1, 2014.
(4)

The shares are represented by restricted stock units, or RSUs, pursuant to which one-fourth of the shares subject the RSUs vest on December 1, 2015 and the remaining RSUs vest quarterly on a pro rata basis over a twelve-quarter period.

(5)	One-fourth of the shares subject to the option vest on December 1, 2015 and one forty-eighth of the shares shall vest monthly thereafter.
(6)	Mr. Biddiscombe joined us in October 2014 and received a fixed prorated bonus payment in accordance with the terms of his employment agreement, dated September 29, 2014.
(7)	The shares are represented by RSUs, which vest in four equal annual installments beginning on October 10, 2015.
(8)	One-fourth of the shares subject to the option vest on October 10, 2015 and one forty-eighth of the shares shall vest monthly thereafter.
(9)	The shares are represented by RSUs, which vest in two equal annual installments beginning on September 2, 2015.
(10)	The shares are represented by RSUs, which vest in four equal annual installments beginning on December 17, 2015.
(11)	One-fourth of the shares subject to the option vest on December 17, 2015 and one forty-eighth of the shares shall vest monthly thereafter.

Outstanding Equity Awards at Fiscal Year-End

The following table presents certain information concerning equity awards held by our named executive officers at the end of 2014. Unvested stock awards reported in the Grants of Plan-Based Awards table above are also included in the table below.

	Option Awards						Stock Awards
Name	Vesting Commencement Date		Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Christopher M. Carrington	12/01/2014	(2)	—	2,000,000	4.20	12/01/2024	—	—
	12/01/2014	(3)	—	—	—	—	500,000	2,340,000
Michael A. Smerklo(4)	01/01/2007	(5)	1,800,000	—	4.26	01/31/2017	—	—
	01/27/2010	(5)	500,000	—	4.65	02/09/2020	—	—
	12/16/2010	(5)	325,000	—	5.80	12/16/2020	—	—
	02/07/2012	(2)	156,710	64,528	6.03	02/07/2022	—	—
	02/07/2012	(6)	—	—	—	—	150,000	702,000
	02/07/2012	(7)	—	—	—	—	200,000	936,000
Simon Biddiscombe	10/10/2014	(2)	—	250,000	2.90	10/10/2024	—	—
	10/10/2014	(8)	—	—	—	—	200,000	936,000
Ashley F. Johnson	09/29/2010	(5)	94,881	—	5.80	12/16/2020	—	—
	01/01/2011	(2)	19,583	417	6.20	02/09/2021	—	—
	12/21/2012	(2)	10,000	10,000	5.82	12/21/2022	—	—
	02/07/2012	(2)	3,133	1,291	6.03	02/07/2022	—	—
	03/08/2013	(2)	65,625	84,375	6.85	03/08/2023	—	—
	12/27/2013	(2)	12,500	37,500	8.32	12/27/2023	—	—
	12/17/2014	(2)	—	100,000	4.17	12/17/2024	—	—
	02/07/2012	(6)	—	—	—	—	10,000	46,800
	12/21/2012	(9)	—	—	—	—	50,000	234,000
	03/08/2013	(10)	—	—	—	—	15,000	70,200
	12/27/2013	(11)	—	—	—	—	37,500	175,500
	09/02/2014	(12)	—	—	—	—	60,000	280,800
	12/17/2014	(13)	—	—	—	—	35,000	163,800
Jay R. Ackerman	01/27/2010	(5)	200,000	—	4.65	03/31/2015	—	—
	12/16/2010	(5)	35,000	—	5.80	03/31/2015	—	—
	12/21/2012	(5)	15,000	—	5.82	03/31/2015	—	—
	12/27/2013	(5)	18,750	—	8.32	03/31/2015	—	—
	02/07/2012	(5)	3,133	—	6.03	03/31/2015	—	—
Richard J. Campione	11/29/2012	(2)	39,062	35,938	5.10	11/29/2022	—	—
	12/31/2012	(2)	100,000	100,000	6.80	05/15/2023	—	—
	12/31/2012	(14)	—	—	—	—	100,000	468,000
	12/27/2013	(15)	—	—	—	—	67,500	315,900
	12/27/2013	(16)	—	—	—	—	60,000	280,800

(1)

The market value is calculated using the closing price of our common stock of $4.68 on December 31, 2014 (the last trading day of 2014), as reported on The NASDAQ Global Market, multiplied by the unvested stock amount.

(2)	One-fourth of the shares subject to the option vest on the one year anniversary of the vesting commencement date and one forty-eighth of the shares vest monthly thereafter.
(3)

One-fourth of the shares subject the restricted stock units vest on the one year anniversary of the vesting commencement date and the remaining restricted stock units vest quarterly on a pro rata basis over a twelve-quarter period.

(4)	Mr. Smerklo resigned from the Company in August 2014.
(5)	Shares subject to the option are fully vested and immediately exercisable.
(6)	The shares vest in two equal annual installments beginning on February 7, 2015.
(7)

These shares of restricted stock are subject to performance-based vesting, and will vest as of the date on which the Company files its Annual Report on Form 10-K in respect of its fiscal year 2015, provided that the Company achieves certain annual revenue and contract value for its fiscal year 2015, subject to Mr. Smerklo’s continued service with the Company.

(8)	The restricted stock units vest in four equal annual installments beginning on October 10, 2015.
(9)	The restricted stock units vest in two equal annual installments beginning on December 21, 2015.
(10)	The restricted stock units vest in three equal annual installments beginning on March 8, 2015.

(11)	The restricted stock units vest in three equal annual installments beginning on December 27, 2015.
(12)	The restricted stock units vest in two equal annual installments beginning on the one-year anniversary of the vesting commencement date.
(13)	The restricted stock units vest in four equal annual installments beginning on December 17, 2015.
(14)	The restricted stock units vest in two equal annual installments beginning on December 31, 2015.
(15)	The restricted stock units vest in three equal annual installments beginning on December 27, 2015.
(16)

These shares of restricted stock are subject to performance-based vesting, and will vest as of the date on which the Company files its Annual Report on Form 10-K in respect of its fiscal year 2015, provided that the Company achieves certain annual revenue and contract value goals. The goals will be met if the Company has achieved a percentage increase, compounded annually, over the Company’s annual revenue and annual contract value for 2013 of at least 25%; for any increase between 20% and 25%, between 30,000 and 60,000 shares will vest based on a straight line interpolation; for any increase of 20%, 30,000 shares will vest; and for below 20%, no shares will vest.

Option Exercises and Stock Vested at Fiscal Year-End

The following table presents certain information regarding options exercised and stock awards vested by our named executive officers during the year ended December 31, 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(2)
Michael A. Smerklo	—	—	75,000	561,750
Ashley F. Johnson	—	—	47,500	254,125
Jay R. Ackerman	—	—	55,000	247,250
Richard J. Campione	—	—	72,500	339,525

(1)	The value realized on exercise is calculated as the difference between the actual sale price of the shares underlying the options exercised and the applicable exercise price of those options.
(2)	The value realized on vesting is calculated by multiplying the number of shares of stock by the market value of the underlying shares on each vesting date.

Equity Compensation Plan Information

The following table summarizes the number of outstanding options, warrants and rights granted to employees and directors, as well as the number of securities remaining available for future issuance, under our equity compensation plans as of December 31, 2014.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
Equity compensation plans approved by security holders(1)	15,546,588	$5.08	5,981,336
Equity compensation plans not approved by security holders	—	—	—

Total	15,546,588	—	5,981,336

(1)

Includes the following plans: 2011 Equity Incentive Plan, 2008 Share Option Plan, 2004 Omnibus Share Plan and 2011 Employee Stock Purchase Plan. Our 2011 Equity Incentive Plan provides for annual increases in the number of shares available for issuance thereunder on the first day of each fiscal year, beginning with the 2012 fiscal year, equal to the least of (i) 3,840,000 shares of our common stock, (ii) four percent (4%) of the outstanding shares of our common stock on the last day of the immediately preceding fiscal year or (iii) such other amount as our board of directors may determine. Our 2011 Employee Stock Purchase Plan provides for annual increases in the number of shares available for issuance thereunder on the first day of each fiscal year, beginning with the 2012 fiscal year, equal to the least of (i) 1,500,000 shares of our common stock, (ii) one percent (1%) of the outstanding shares of our common stock on the last day of the immediately preceding fiscal year or (iii) such other amount as our board of directors may determine.

Other Plans

We do not have any qualified or non-qualified defined benefit plans, any traditional non-qualified deferred compensation plans or other deferred compensation plans.

Employment Agreements, Separation Agreements and Potential Payments upon Termination or Change-in-Control

Employment Agreements

We have entered into employment agreements with Messrs. Carrington and Biddiscombe and Ms. Johnson that provide for certain severance payments and equity vesting upon termination of their employment in specified circumstances. We believe that these agreements are an important retention tool, and will incent the named executive officers to maintain continued focus and dedication to their assigned duties to maximize stockholder value. The terms of these agreements were determined after review by the compensation committee of our retention goals for each named executive officer, as well as analysis of market data, similar agreements established within our industry, and applicable law. The employment agreements for Messrs. Carrington and Biddiscombe were effective in 2014; the employment agreement for Ms. Johnson was effective in 2013.

Christopher M. Carrington. We have entered into an employment agreement, dated December 1, 2014, with Christopher M. Carrington, our Chief Executive Officer. The agreement sets forth Mr. Carrington’s annual base salary of $500,000 and a target bonus of up to approximately $350,000, both amounts to be reviewed annually and subject to adjustment by the board of directors. The agreement also sets forth a grant of options to purchase 2,000,000 shares of our common stock and an award of 500,000 restricted stock units covering shares of the Company’s common stock, each vesting over four years. Mr. Carrington’s agreement provides that if we terminate his employment without Cause, or if he terminates his employment with us for Good Reason, he will be entitled to twelve months of his then current base salary plus 100% of his then applicable annual target bonus. Mr. Carrington would further be entitled to a payment equal to the product of (a) twelve and (b) the amount of the monthly premium that would be required for the first month of coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and all applicable regulations (“COBRA”). In addition, if Mr. Carrington is terminated without Cause, or if he terminates his employment with us for Good Reason, Mr. Carrington’s outstanding equity compensation awards will vest by twelve months from the employment termination or resignation date. Mr. Carrington’s agreement provides further that if we terminate his employment without Cause, or if he terminates his employment with us for Good Reason within eighteen months following a Change of Control, he will be entitled to eighteen months of his then current base salary plus 150% of his then applicable annual target bonus. Mr. Carrington would further be entitled to a payment equal to the product of (x) eighteen and (y) the amount of the monthly premium that would be required for the first month of coverage under COBRA. In addition, if Mr. Carrington is terminated without Cause, or if he terminates his employment with us for Good Reason, within eighteen months following a Change of Control, Mr. Carrington’s outstanding equity compensation awards will immediately become vested in full. The foregoing separation payments and benefits are conditioned on Mr. Carrington executing a general release of claims in our favor. In the event any payment to Mr. Carrington provided in the agreement would constitute a “parachute payment” as defined in 280G(b)(2) of the Internal Revenue Code, then Mr. Carrington will be entitled to receive the amount of such payment that would provide him the greatest after-tax benefit of either the full payment or a lesser payment which would result in no portion of such severance benefits being subject to excise tax.

Michael A. Smerklo. On August 19, 2014, in connection with Mr. Smerklo’s resignation, the Company and Michael A. Smerklo entered into a Separation Agreement and Release (the “Smerklo Separation Agreement”)

detailing the terms of Mr. Smerklo’s separation as Chief Executive Officer and continuation as a member of the Board. Pursuant to the Smerklo Separation Agreement, Mr. Smerklo received a lump sum payment consisting of compensation in an amount equal to his then current base salary while serving as Chief Executive Officer for the remainder of 2014 and for the full year 2015. In addition, the Company paid Mr. Smerklo in one lump sum an amount equal to 16 months of COBRA coverage in addition to covering his healthcare through the end of August 2014. Mr. Smerklo remained eligible to receive a bonus under the Company’s 2014 Corporate Incentive Plan for 2014 consistent with the bonus opportunity he had as Chief Executive Officer. The Smerklo Separation Agreement further provided that Mr. Smerklo will not receive any other compensation for his Board service for any period prior to February 2016. However, if Mr. Smerklo’s Board service continues through and after February 2016, Mr. Smerklo will receive the same compensation as other outside directors of the Board. All of Mr. Smerklo’s currently unvested equity grants will continue to vest pursuant to the terms of the agreements under which they were granted. If Mr. Smerklo no longer serves as a director or otherwise as a service provider prior to February 8, 2016, (i) his remaining unvested stock options will vest and become exercisable to such date, and he will have until the end of 2016 to exercise such vested stock options, (ii) his remaining unvested time-based restricted stock awards will vest to such date, and (iii) his remaining unvested performance-based restricted stock awards will remain eligible to vest based on the satisfaction of the performance conditions consistent with their existing terms (such vesting measured on the date that the Company files its Annual Report on Form 10-K in respect of 2015). The total amount paid to Mr. Smerklo under the Smerklo Separation Agreement was $710,333.

Simon Biddiscombe. We entered into an employment agreement, dated September 29, 2014, with Simon Biddiscombe, our former interim Chief Financial Officer (the “Biddiscombe Employment Agreement”). While Mr. Biddiscombe has resigned from his position as interim Chief Financial Officer, certain sections of the Biddiscombe Employment Agreement are still in effect, subject to the terms of the Biddiscombe Separation Agreement (as defined below). The agreement sets forth Mr. Biddiscombe’s annual base salary of $360,000 and a target bonus of up to $216,000. The agreement also sets forth a grant of options to purchase 250,000 shares of our common stock and an award of 200,000 restricted stock units covering shares of the Company’s common stock, each vesting over four years. Mr. Biddiscombe’s agreement provides that if we terminate his employment without Cause on or before September 30, 2015, he will be entitled to (A) the lesser of (i) six months of his then-current base salary or (ii) his remaining base pay through September 30, 2015; (B) payment in the amount of his earned, but not-yet-paid, annual target bonus for the year in which his separation occurs; and (C) acceleration of his outstanding equity compensation awards such that Mr. Biddiscombe will have received one full year of vesting from his initial equity grants. The Biddiscombe Employment Agreement provides further that if Mr. Biddiscombe’s role remains at an Executive Vice President level after October 1, 2015 and we terminate his employment without Cause on or after October 1, 2015 then, he will be entitled to six months of his then-current base salary and a payment equal to the product of (a) six and (b) the amount of the monthly premium that would be required for the first month of coverage under COBRA. In addition, if Mr. Biddiscombe is terminated without Cause, or if he terminates his employment with us for Good Reason, within twelve months following a Change of Control, Mr. Biddiscombe’s outstanding equity compensation awards will immediately become vested in full. The foregoing separation payments and benefits are conditioned on Mr. Biddiscombe executing a general release of claims in our favor. In the event any payment to Mr. Biddiscombe provided in the agreement would constitute a “parachute payment” as defined in 280G(b)(2) of the Internal Revenue Code, then Mr. Biddiscombe will be entitled to receive the amount of such payment that would provide him the greatest after-tax benefit of either the full payment or a lesser payment which would result in no portion of such severance benefits being subject to excise tax.

On April 6, 2015, in connection with Mr. Biddiscombe’s resignation, the Company and Mr. Biddiscombe entered into a Separation Agreement and Release detailing the terms of Mr. Biddiscombe’s separation as interim Chief Financial Officer, his continuation as Chief Strategy Officer, and his subsequent role as a consultant of the Company (the “Biddiscombe Separation Agreement”). Pursuant to the Biddiscombe Separation Agreement, in connection with the conclusion of Mr. Biddiscombe’s employment on June 30, 2015, Mr. Biddiscombe will receive, consistent with the terms of the Biddiscombe Employment Agreement, a severance payment equal to the sum of six months of his base salary, plus his bonus earned under the Company’s 2015 Corporate Incentive Plan during his employment, in each case less applicable withholding. In addition, the Company will pay Mr. Biddiscombe in one lump sum an amount equal to six months of COBRA coverage in addition to covering his healthcare through the end of June 2015. Mr. Biddiscombe will receive an additional $25,000 in recognition for his service from April 1, 2015 through June 30, 2015. However, if Mr. Biddiscombe’s status as an employee is terminated prior to June 30, 2015, Mr. Biddiscombe will receive a prorated portion of this payment. Mr. Biddiscombe’s currently unvested equity grants will continue to vest pursuant to the terms of the agreements under which they were granted, until September 30, 2015. However, if Mr. Biddiscombe’s employment and consulting services are terminated prior to September 30, 2015, his remaining unvested equity grants will vest and become exercisable so that Mr. Biddiscombe will have received one full year of vesting from the date of his initial equity grants.

Ashley F. Johnson. We entered into an employment agreement, dated February 6, 2013, with Ashley F. Johnson, our former Chief Customer Officer. The agreement sets forth Ms. Johnson’s annual base salary and target bonus, both of which have since been reviewed and adjusted. The agreement also sets forth a grant of options to purchase 150,000 shares of our common stock and a grant of 20,000 restricted stock units, each vesting over four years, which were granted in connection with Ms. Johnson’s promotion to Chief Financial Officer. Ms. Johnson’s base salary in 2014 was $360,000, and her target bonus was $215,000. In addition, in connection with Ms. Johnson’s service as acting Chief Executive Officer from August 2014 to December 2014, our compensation committee approved modified compensation for Ms. Johnson on August 20, 2014, authorizing $10,000 per month in additional compensation and an award of 60,000 restricted stock units, which vests over two years. If Ms. Johnson is terminated without Cause, or if she terminates her employment with us for Good Reason, Ms. Johnson will be entitled to a lump sum severance payment equal to six months of Ms. Johnson’s then current base salary and in lieu of any payments by us with respect to continued health care coverage under COBRA, to a monthly payment of $3,000, beginning in the month following the month on which Ms. Johnson’s termination occurs and ending on the earlier of (i) the date upon which Ms. Johnson obtains other employment and (ii) the last day of the sixth calendar month following the month in which Ms. Johnson’s termination occurs. In addition, if following a Change of Control, Ms. Johnson is terminated without Cause, or if she terminates her employment with us for Good Reason, her outstanding equity compensation awards shall immediately have their vesting accelerated 100%, becoming fully vested. The foregoing separation payments and benefits are conditioned on Ms. Johnson executing a general release of claims in our favor. In the event any payment to Ms. Johnson provided in the agreement would constitute a “parachute payment” as defined in 280G(b)(2) of the Internal Revenue Code, then Ms. Johnson will be entitled to receive the amount of such payment that would provide her the greatest after-tax benefit of either the full payment or a lesser payment which would result in no portion of such severance benefits being subject to excise tax. Ms. Johnson transitioned out from her role as Chief Customer Officer in April 2015 and is expected to leave her employment with the Company in May 2015.

Richard J. Campione. Mr. Campione resigned from his position as President, Cloud & Data Services Business, in October 2014 and continued as an advisor to the Company through December 2014. On December 31, 2014, in connection with Mr. Campione’s resignation, the Company and Mr. Campione entered into a Separation Agreement and Release (the “Campione Separation Agreement”) detailing the terms of Mr. Campione’s separation as President, Cloud & Data Services Business, and continuation as a member of the Board. Pursuant to the Campione Separation Agreement, Mr. Campione will continue to serve on the Board and will not receive any compensation for his Board service for any period prior to December 31, 2017. However, if Mr. Campione’s Board service continues through and after December 31, 2017, Mr. Campione will receive the same compensation as other outside directors of the Board. All of Mr. Campione’s currently unvested equity grants will continue to vest pursuant to the terms of the agreements under which they were granted.

For purposes of the employment agreements described above, the following definitions apply:

“Change of Control” means the a sale of all or substantially all of our equity interests; a merger, consolidation or similar transaction involving us following which the persons entitled to elect a majority of the members of our board of directors immediately before the transaction are not entitled to elect a majority of the members of the board of directors of the surviving entity following the transaction; or a sale of all or substantially all of our assets.

“Cause” means (1) the employee’s commission of any felony or any crime involving fraud or dishonesty under the laws of the United States or any state thereof; (2) the employee’s commission of, or participation in, a fraud or act of dishonesty against us; (3) the employee’s intentional, material violation of any contract or agreement between the employee and us or any statutory duty owed to us; (4) the employee’s unauthorized use or disclosure of Proprietary and Confidential Information; or (5) the employee’s gross misconduct.

“Good Reason” means the occurrence of any one of the following events without the employee’s written consent: (1) a material, adverse change in the employee’s job title; (2) a material, adverse change in the employee’s job responsibilities; (3) any reduction in the employees’ base salary, target bonus or aggregate level of benefits; or (4) in most cases, a relocation of the employee’s principal place of employment beyond a specified radius of between 30 and 50 miles from the company’s location at the time the agreement is entered into (in the case of Mr. Carrington, a relocation of Mr. Carrington’s principal place of employment beyond the metropolitan area of Denver, Colorado); provided that the employee has notified us in writing of the event described in (1), (2), (3) or (4) above and within 30 days thereafter we have to restore the executive to the appropriate job title, responsibility, compensation or location. In the case of severance or vesting following a Change of Control, “Good Reason” is determined based on a change to the above factors as in effect immediately prior to a Change of Control.

Robert Pinkerton. Robert Pinkerton joined us as Chief Financial Officer in April 2015. We entered into an employment agreement with Mr. Pinkerton in connection with his appointment, on April 6, 2015, which provides that as Chief Financial Officer, Mr. Pinkerton will receive an annual base salary of $350,000 and an annual target bonus opportunity of up to approximately 65% of his base salary, prorated from his first date of employment. In addition, his employment agreement sets forth an option grant for up to 1,325,000, providing for vesting over four years. Mr. Pinkerton’s employment agreement also provides for severance and other compensation benefits in the event that he is terminated without cause, or if he resigns for good reason (as such terms are defined in his employment agreement).

Potential Payments upon Termination or Change-in-Control

The following table summarizes the estimated payments and benefits that would be provided to our named executive officers upon termination or a change-in-control under our plans and arrangements with our named executive officers described above, assuming the triggering event took place on either the last business day of 2014 or the last business day on which such executive was still serving as an executive officer.

	Termination Without Cause or Termination for Good Reason						Termination Without Cause or Termination for Good Reason within one year of a Change of Control
Name(1)	Cash Compensation		Health Care Benefits		Acceleration of Equity Vesting		Cash Compensation		Health Care Benefits		Acceleration of Equity Vesting(2)
Christopher M. Carrington	$850,000	(3)	$19,104	(4)	$825,000	(5)	$1,275,000	(6)	$28,656	(7)	$3,300,000
Michael A. Smerklo	$687,500		$22,833		—		—		—		—
Simon Biddiscombe	$233,750	(8)	—		$345,250	(9)	$233,750	(8)	—		$1,381,000
Ashley F. Johnson	$180,000	(10)	$18,000	(11)	—		180,000	(10)	$18,000	(11)	$1,022,100
Jay R. Ackerman	$350,000		$9,230		—		—		—		—
Richard J. Campione	—		—		—		—		—		—

(1)	All payments and benefits are subject to the employee’s execution of a customary general release of all legal claims and such release becoming effective.

(2)

The amounts in this column represent the intrinsic value of the unvested shares subject to full equity acceleration, calculated as the sum of the market value minus the exercise price, multiplied by the number of unvested shares. Market value is equal to the closing price of our common stock of $4.68 on December 31, 2014, as reported on The NASDAQ Global Market.

(3)	The amount represents 100% of Mr. Carrington’s base salary plus 100% of his 2014 CIP bonus.
(4)	Amount represents a payment equal to the value of twelve months of COBRA coverage.
(5)

The amount represents the intrinsic value of the unvested shares subject to twelve months of acceleration from December 31, 2014, calculated as the sum of the market value minus the exercise price, multiplied by the number of unvested shares. Market value is equal to the closing price of our common stock of $4.68 on December 31, 2014, as reported on The NASDAQ Global Market.

(6)	Amount represents eighteen months of Mr. Carrington’s base salary and 150% of his 2014 CIP bonus.
(7)	Amount represents a payment equal to the value of eighteen months of COBRA coverage.
(8)	Amount represents six months of base salary plus Mr. Biddiscombe’s earned but unpaid 2014 CIP bonus.
(9)

The amount represents the intrinsic value of the unvested shares subject to ten months of acceleration from December 31, 2014 (such that the shares have vested twelve months from the date of grant), calculated as the sum of the market value minus the exercise price, multiplied by the number of unvested shares. Market value is equal to the closing price of our common stock of $4.68 on December 31, 2014, as reported on The NASDAQ Global Market.

(10)	Amount represents six months of base salary.
(11)

In lieu of COBRA payments, Ms. Johnson is entitled to receive a monthly payment of $3,000 for up to six months. This represents the maximum amount that Ms. Johnson would be entitled to receive under her employment contract.

RELATED PERSON TRANSACTIONS AND SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Related Person Transactions

Other than compensation arrangements, the following is a description of certain relationships and transactions since January 1, 2011 involving our directors, executive officers, beneficial holders of more than 5% of our capital stock, or entities affiliated with them. Compensation arrangements for our directors and named executive officers are described elsewhere in this proxy statement.

Transactions with Directors and Their Affiliates

On December 19, 2012, the Company entered into a consulting agreement with Richard Campione, who was elected to the Company’s Board on November 29, 2012. Under the agreement, Mr. Campione provides certain software consulting services to the Company. The Audit Committee of the Board pre-approved this consulting agreement in accordance with the Company’s formal policy regarding related party transactions. Payments to Mr. Campione totaled $34,000 in 2012 and $276,421 in 2013. The consulting agreement terminated on April 30, 2013, and Mr. Campione was then appointed our President, Cloud & Data Services Business as discussed elsewhere.

Historical Transactions

Conversion to a Corporation

On March 24 2011, we converted from a Delaware limited liability company into a Delaware corporation and changed our name from ServiceSource International, LLC to ServiceSource International, Inc. (the “Conversion”). This conversion to a corporate form occurred pursuant to our Limited Liability Company Agreement (“LLC Agreement”) and was approved by our board of directors. As a result, we entered into a conversion agreement with certain of our equityholders that provided that the conversion to a corporation take the form of a statutory conversion, and also provided that the conversion occur prior to the declaration of effectiveness by the SEC of our registration statement related to our initial public offering without any further action on the part of our board of directors or equityholders. In conjunction with the Conversion, all of our outstanding common shares automatically converted into shares of our common stock based on their relative rights as set forth in our LLC Agreement. Also, as part of the Conversion and as contemplated by our LLC Agreement, two of our equityholders, GA SS Holding LLC, and entities controlled by investment funds controlled by General Atlantic LLC, and SSLLC Holdings, Inc., controlled by Benchmark Capital, each elected to merge with and into us. In the merger, the equity interests of GA Holdings LLC and SSLLC Holdings, Inc. were canceled and extinguished in exchange for shares of our common stock. In the merger agreement, the companies that merged into us represented and warranted that they did not have any liabilities, operations or businesses other than activities related to holding our common stock and other than liabilities for certain tax matters with respect to the periods prior to the merger which are not yet due and payable, and provided us with certain indemnities. Concurrently with the consummation of the Conversion to a corporation, the LLC Agreement was terminated other than certain provisions relating to certain pre-termination tax matters and liabilities.

Registration Rights Agreements

GA SS Holding II LLC, controlled by General Atlantic, LLC, Benchmark Capital Partners V, L.P., controlled by Benchmark Capital, and certain entities affiliated with Housatonic Partners (together, the “Significant Holders”) and certain of our other stockholders (the “2003 Holders”) are entitled to the following rights with respect to the registration of their shares of our common stock under the Securities Act. For the Significant Holders, these rights are provided under the terms of a Registration and Information Rights Agreement (the “Registration Rights Agreement”). For the 2003 Holders, these rights are provided under the terms of a Registration Rights Schedule to a Securities Purchase Agreement (the “Registration Rights Schedule”). Both agreements include demand registration rights, piggyback registration rights and Form S-3 registration rights. In addition, both agreements provide for certain information rights. Under the Registration Rights Schedule, registration rights are held only by persons or entities that own at least 1% of our outstanding common stock.

Demand Registration Rights. The Significant Holders and the 2003 Holders are entitled to demand registration rights. If the Significant Holders request in writing that we effect a registration that has an anticipated aggregate offering price to the public of at least $10 million or if the 2003 Holders request in writing a registration that has an anticipated aggregate offering price to the public of at least $7.5 million, then we will be required, at our expense, to register all registrable securities that these respective holders request to be registered. We are required to effect only two registrations for the Significant Holders pursuant to this provision of the Registration Rights Agreement and only two registrations for the 2003 Holders pursuant to this provision of the Registration Rights Schedule. Depending on certain conditions, however, we may defer such registration for a specified number of days. The underwriters of any underwritten offering have the right to limit the number of shares registered by these holders for marketing reasons, subject to certain limitations.

Piggyback Registration Rights. The Significant Holders and the 2003 Holders, respectively, are entitled to piggyback registration rights. If we register any of our securities either for our own account or for the account of other security holders, after the completion of this offering the Significant Holders and the 2003 Holders are entitled to include all or part of their shares in the registration at our expense. The underwriters of any underwritten offering have the right to limit the number of shares registered by these holders for marketing reasons, subject to certain limitations.

Form S-3 Registration Rights. The Significant Holders and the 2003 Holders, respectively, are also currently entitled to short-form registration rights. If we are eligible to file a registration statement on Form S-3, these holders have the right to have all or part of their shares registered by us at our expense, subject to certain exceptions. The underwriters of any underwritten offering have the right to limit the number of shares registered by these holders for marketing reasons, subject to certain limitations.

Letter Agreement and Registration Rights Agreement with Altai Capital Management, L.P.

Letter Agreement

On November 13, 2014, the Company entered into a letter agreement (the “Altai Letter Agreement”) with Altai Capital Management, L.P. and its affiliate signatory thereto (collectively with any other affiliates “Altai Capital”), which collectively more than 5% of our capital stock. Pursuant to the Altai Letter Agreement, among other things:

•

The Board of Directors of the Company (the “Board”) increased the board size from eight to nine directors and Rishi Bajaj, a managing principal and portfolio manager at Altai Capital, was appointed to serve as a Class III director to serve until our 2017 annual meeting of stockholders.

•

If Mr. Bajaj is unable to serve on the Board or resigns from the Board and for so long as Altai Capital owns at least 10% of the Company’s outstanding voting securities, Altai Capital is entitled to designate Mr. Bajaj’s replacement to the Board, subject to approval by the Company’s Nominating and Corporate Governance Committee and the Board. In addition, Mr. Bajaj has executed, and any Altai Capital designee will be required to execute, a resignation letter which, if accepted by the Board, will become effective in the event that Altai Capital ceases to own at least 10% of the Company’s outstanding voting securities.

•	At our 2015 annual meeting of stockholders, Altai Capital will vote all of its shares of common stock of the Company in favor of each of the Company’s nominees for director.

•

Altai Capital agreed to comply customary standstill restrictions for a specified period, which restrictions provide that Altai Capital will not engage in, among other things, any of the following activities:

•	Engage in any solicitation of proxies or consents with respect to voting securities or become a participant in any such solicitation of proxies or consents;

•

Initiate, propose or otherwise solicit stockholders of the Company for the approval of any stockholder proposal, or call or seek to call any meeting or referendum of stockholders, seek representation on the Board, seek the removal of any member of the Board, or make a request for any stockholder list or other similar Company records;

•

Form or join any group with respect to the securities of the Company or deposit any voting securities of the Company in a voting trust or subject any voting securities beneficially owned by Altai Capital to any voting agreement;

•	Acquire beneficial ownership of voting securities of the Company that would equal or exceed 20% of the then total outstanding voting securities of the Company;

•

Effect or seek to effect, alone or in concert with others, any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving the Company, its securities or assets;

•

Make any public proposal or public disclosure with respect to any extraordinary corporate transaction, any material change in the capitalization or dividend policy of the Company, or any other material change in the Company’s management, business or corporate structure;

•	Request any amendment or waiver of any of the foregoing, if such request would reasonably be expected to require Altai Capital or the Company to make a public disclosure of such request; or

•	Make any proposal to the Company or the Board with respect to any of the foregoing that would reasonably be expected to require the Company to make a public disclosure of such proposal.

Registration Rights Agreement

In connection with the Altai Letter Agreement, the Company and Altai Capital entered into a Registration Rights Agreement (the “Altai Registration Rights Agreement”), pursuant to which Altai Capital is entitled to demand registration rights. If Altai Capital requests in writing that the Company effect a registration that has an anticipated aggregate offering price to the public of at least $15 million, then the Company will be required to register all registrable securities that Altai Capital requests to be registered, subject to certain conditions and limitations. The Company is required to effect only one registration if on a long-form registration statement and up to four registrations if on a short-form registration statement. Depending on certain conditions, however, the Company may defer any such registration for a specified number of days.

Under the Altai Registration Rights Agreement, Altai Capital is entitled to piggyback registration rights. If the Company registers any of its securities either for its own account or for the account of other security holders, Altai Capital is entitled to include all or part of its shares in the registration, subject to certain conditions and limitations.

Generally, all of the Company’s fees, costs and expenses of registrations will be borne by the Company. However, certain costs of any shelf registration statements, in addition to underwriting discounts and commissions, will be borne by Altai Capital. The parties shall provide customary indemnification of each other in connection with any registered offering pursuant to the terms of the Registration Rights Agreement.

Employment Arrangements and Indemnification Agreements

In the ordinary course of business, we enter into employment arrangements with our current executive officers.

We have also entered into indemnification agreements with each of our directors and officers. The indemnification agreements and our certificate of incorporation and bylaws currently in effect require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Policy Concerning Audit Committee Approval of Related Person Transactions

We have adopted a formal policy that our executive officers, directors, holders of more than 5% of any class of our voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a related party transaction with us without the prior consent of our audit committee, or other independent members of our board of directors if it is inappropriate for our audit committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Exchange Act, our officers and directors and persons who beneficially own more than 10% of a registered class of our equity securities are required to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) with the SEC. Such persons are required by the rules of the SEC to furnish us with copies of all such forms they file. Based solely on a review of the copies of such forms furnished to us and/or written representations that no additional forms were required, we are not aware that that of our directors, officers or persons who beneficially owned more than 10% of a registered class of our equity securities failed to comply with the reporting requirements applicable to them pursuant to Section 16(a) with respect to transactions during the fiscal year ended December 31, 2014, except that we were late filing the following reports:

•	a Form 4 for Jay R. Ackerman with respect to the sale of common stock, which was subsequently reported on a Form 4 on September 4, 2014; and

•	a Form 4 for Barry Reynolds with respect to the acquisition of common stock, which was subsequently filed on February 11, 2015.

Our Insider Trading Policy permits directors, officers and other employees covered under the policy to establish, subject to certain conditions and limitations set forth in the policy, written trading plans that are intended to comply with Rule 10b5-1 under the Exchange Act, which permit automatic trading of our common stock or trading of common stock by an independent person (such as a stockbroker) who is not aware of material nonpublic information at the time of the trade. We are aware that certain of our directors and officers have entered into written trading plans, and we believe our directors and officers may establish such plans in the future.

SECURITY OWNERSHIP

The following table sets forth information, as of March 31, 2015, concerning, except as indicated by the footnotes below:

•	Each person who we know beneficially owns more than five percent of our common stock;

•	Each of our named executive officers;

•	Each of our directors and nominees for the board of directors; and

•	All of our current executive officers and directors as a group.

Unless otherwise noted below, the address of each person listed on the table is c/o ServiceSource International, Inc., 634 Second Street, San Francisco, California 94107.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 84,823,659 shares of common stock outstanding at March 31, 2015. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 31, 2015, and restricted stock units (“RSUs”) held by that person that vest within 60 days of March 31, 2015. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than one percent is denoted with an asterisk (“*”).

The information provided in the table is based on our records, information filed with the SEC, and information provided to us, except where otherwise noted.

	Number of Shares Beneficially Owned	Percent of Shares Outstanding
5% Stockholders:
Altai Capital Management, L.P.(1)	11,727,000	13.8
PRIMECAP Management Company(2)	8,634,700	10.2
Entities affiliated with Housatonic Partners(3)	6,758,736	8.0
BlackRock, Inc.(4)	6,593,835	7.8
Entities affiliated with Benchmark Capital(5)	5,850,740	6.9
RGM Capital, LLC(6)	5,260,084	6.2
Named Executive Officers and Directors:
Christopher M. Carrington	29,000	*
Michael A. Smerklo(7)	4,426,150	5.1
Simon Biddiscombe	—	*
Ashley F. Johnson(8)	288,873	*
Jay R. Ackerman	—	*
Richard J. Campione(9)	258,345	*
Robert G. Ashe(10)	60,605	*
Rishi Bajaj(11)	11,727,000	13.8
Steven M. Cakebread(12)	304,127	*
Bruce W. Dunlevie(13)	6,104,986	7.2
James C. Madden(14)	268,980	*
Thomas F. Mendoza(15)	99,980	*
Barry D. Reynolds(16)	6,778,716	8.0
All current executive officers and directors as a group (13 persons)(17)	30,346,762	34.2

*	Represents beneficial ownership of less than one percent (1%).
(1)

Based on information contained in a Schedule 13D/A filed with the SEC on November 17, 2014, Altai Capital Management, L.P., Altai Capital Management, LLC, Rishi Bajaj, Toby E. Symonds and Steven V. Tesoriere share voting and dispositive power with respect to all of the reported shares. The address for each of these entities is c/o Altai Capital Management, L.P., 152 West 57th Street, 10th Floor, New York, New York 10019.

(2)

Based on information contained in a Schedule 13G filed with the SEC on February 13, 2015, PRIMECAP Management Company (PRIMECAP) , in its capacity as an investment advisor, has sole voting power with respect to 8,378,200 shares and sole dispositive power with respect to 8,634,700 shares. The address for PRIMECAP is 225 South Lake Ave., #400, Pasadena, California 91101.

(3)

Based on information reported by the Housatonic entities on Schedule 13G/A filed on February 7, 2014 which included (i) 3,874,303 shares owned by Housatonic Micro Fund SBIC, L.P. (HMF SBIC); (ii) 2,757,322 shares owned by Housatonic Equity Investors IV, L.P. (HEI IV) and (iii) 127,111 shares owned by Housatonic Equity Affiliates IV, L.P. (HEA IV). Housatonic Micro Partners SBIC, L.L.C. (HMP SBIC), the general partner of HMF SBIC, has voting and investment control over the shares owned by HMF SBIC and may be deemed to own beneficially the shares owned by HMF SBIC. Housatonic Equity Partners IV, L.L.C. (HEP IV), the general partner of HEI IV and HEA IV, has voting and investment control over the respective shares owned by HEI IV and HEA IV and may be deemed to own beneficially the shares owned by HEI IV and HEA IV. The address for these entities is One Post Street, Suite 2600, San Francisco, California 94104.

(4)

Based on information contained in a Schedule 13G filed with the SEC on February 3, 2015, BlackRock, Inc. (BlackRock), in its capacity as a parent holding company, has sole voting power with respect to 6,434,333 shares and sole dispositive power with respect to 6,593,835 shares. The address for BlackRock is 40 East 52nd Street, New York, New York 10022.

(5)

Based on information contained in a Schedule 13G/A filed with the SEC on February 13, 2015, Benchmark Capital Management Co. V, L.L.C. (BCMC V) has sole voting and dispositive power with respect to 5,850,740 shares of which (i) 4,476,535 are directly owned by Benchmark Capital Partners V, L.P. (BCP V); (ii) 545,811 are directly owned by Benchmark Founders’ Fund V, L.P. (BFF V); (iii) 104,503 are directly owned by BFF V-A (BFF V-A); (iv) 82,232 are directly owned by BFF V-B (BFF V-B) and (v) 641,659 are held in nominee form for the benefit of persons associated with BCMC V. Alexandre Balkanski, Bruce W. Dunlevie, Peter Fenton, J. William Gurley, Kevin R. Harvey, Robert C. Kagle, Mitchell H. Lasky and Steven M. Spurlock, the members of BCMC V, the general partner of BCP V, BFF V, BFF V-A and BFF V-B, may be deemed to have shared voting and dispositive power with respect to these shares. The address for these entities is 2965 Woodside Road, Woodside, California 94062.

(6)

Based on information contained in a Schedule 13G filed with the SEC on February 13, 2015, RGM Capital, LLC (RGM), in its capacity as an investment advisor, and Robert G. Moses, as the managing member of RGM, have shared voting and dispositive power with respect to all of the reported shares. The address for RGM is 9010 Strada Stell Court, Suite 105, Naples, Florida 34109.

(7)

Consists of (i) 225,000 shares held of record by Mr. Smerklo; (ii) 75,000 shares of restricted stock held of record by Mr. Smerklo which vest on February 7, 2016; (iii) 200,000 shares of restricted stock held of record by Mr. Smerklo which are subject to the achievement of performance conditions and will only vest if the Company has achieved certain revenue and annual contract value goals as of December 31, 2015; (iv) 889,954 shares held of record by Mr. Smerklo as trustee for The True North Trust dated July 25, 2008; (v) 231,440 shares held of record by Mr. Smerklo as trustee of the 2010 Michael Smerklo Grantor Retained Annuity Trust dated November 23, 2010 and (vi) 2,804,756 shares issuable pursuant to option exercise within 60 days of March 31, 2015.

(8)	Consists of (i) 59,357 shares held of record by Ms. Johnson and (ii) 229,516 shares issuable pursuant to option exercise within 60 days of March 31, 2015.
(9)	Consists of (i) 94,804 shares held of record by Mr. Campione and (ii) 163,541 shares issuable pursuant to option exercise within 60 days of March 31, 2015.

(10)	Consists of (i) 40,625 shares issuable pursuant to option exercise within 60 days of March 31, 2015 and (ii) 19,980 shares issuable pursuant to vesting of RSUs within 60 days of March 31, 2015.
(11)	Consists of the shares listed in footnote (1) above.
(12)	Consists of (i) 284,147 shares issuable pursuant to option exercise within 60 days of March 31, 2015 and (ii) 19,980 shares issuable pursuant to vesting of RSUs within 60 days of March 31, 2015.
(13)

Consists of (i) the shares listed in footnote (5) above, which are held by the Benchmark Capital entities; (ii) 185,619 shares held of record by Mr. Dunlevie’s family trust for which he serves as a trustee and (iii) 68,627 shares owned directly by a limited liability company controlled by Mr. Dunlevie.

(14)	Consists of (i) 249,000 shares issuable pursuant to option exercise and (ii) 19,980 shares issuable pursuant to vesting of RSUs within 60 days of March 31, 2015.
(15)	Consists of (i) 80,000 shares held of record by Mr. Mendoza and (ii) 19,980 shares issuable pursuant to vesting of RSUs within 60 days of March 31, 2015.
(16)

Consists of (i) the shares listed in footnote 2 above which are held by the Housatonic entities and (ii) 19,980 shares issuable pursuant to vesting of RSUs within 60 days of March 31, 2015. Mr. Reynolds serves as a managing director of Housatonic Partners.

(17)

Consists of (i) 26,475,277 shares held of record by our current executive officers and directors; (ii) 3,771,585 shares issuable pursuant to option exercise within 60 days of March 31, 2015; and (iii) 99,900 shares issuable pursuant to vesting of RSUs within 60 days of March 31, 2015.

OTHER MATTERS

We know of no other matters to be submitted at the 2015 annual meeting. If any other matters properly come before the 2015 annual meeting, it is the intention of the persons named in the proxy to vote the shares they represent as the board of directors may recommend. Discretionary authority with respect to such other matters is granted by a properly submitted proxy.

THE BOARD OF DIRECTORS

San Francisco, California

April 24, 2015

SERVICESOURCE INTERNATIONAL INC. 634 2ND STREET SAN FRANCSCO, CA 94107	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		☐	☐	☐
Nominees

01	Robert G. Ashe 02 Bruce W. Dunlevie 03 Barry D. Reynolds
The Board of Directors recommends you vote FOR proposals 2 and 3.								For	Against	Abstain
2	Advisory vote on executive compensation.							☐	☐	☐
3	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.							☐	☐	☐
NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

ANNUAL MEETING OF STOCKHOLDERS

May 28, 2015

9:00 a.m. local time

SeviceSource International, Inc.

EBC Conference Room

634 Second Street

San Francisco, CA 94107

Directions to the Company’s headquarters:

From San Francisco Airport (~15 miles) and San Jose Airport (~48 miles):

Take 101 North. Take Exit 430A for I-280 toward Daly City/ Downtown San Francisco. Keep right at the fork and merge onto I-280 North. Continue onto King Street. Turn left onto Second Street. The Company’s headquarters will be on the left hand side.

From Oakland Airport (~19 miles):

Take Airport Dr. and turn right onto Hegenberger Road. Proceed on I-880 North. Exit I-880 via ramp at sign “I-80 W to San Francisco/Bay Bridge.” After crossing the Bay Bridge, take exit 2B on the left for Harrison Street toward Embarcadero. Turn left onto Harrison Street, then turn left onto Second Street. The Company’s headquarters will be on the right hand side.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 28, 2015. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SERVICESOURCE INTERNATIONAL, INC.

The undersigned stockholder of ServiceSource International, Inc., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement, each dated April 24, 2015, and hereby appoints Christopher M. Carrington, Robert Pinkerton and Matthew L. Goldberg, and each of them, as proxies and attorneys-in-fact, each with full power of substitution to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held on May 28, 2015 at 9:00 a.m. local time, at the Company’s headquarters located at 634 Second Street, San Francisco, CA 94107, and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company held of record by the undersigned as hereinafter specified upon the proposals listed on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3 AND, AS THE PROXIES DEEM ADVISABLE, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR MAY OTHERWISE BE ALLOWED TO BE CONSIDERED AT THE MEETING.

IN ORDER TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING OF STOCKHOLDERS, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

Continued and to be signed on reverse side